UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

September 22, 2016
To Coty Inc. Stockholders:
The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. (the “Company” or “Coty”) will be held via the Internet at www.virtualshareholdermeeting.com/coty2016, at 8:30 a.m., Eastern Daylight Time, on Thursday, November 3, 2016. This means that you can attend the Annual Meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the meeting will be the consideration of the following matters:

1.	To elect the eight directors named in the proxy statement;

2.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.
To approve (i) an amendment and restatement of the Company’s Equity and Long-Term Incentive Plan (the “ELTIP”) to increase the aggregate number of shares authorized for issuance under the ELTIP by 50 million shares and (ii) the material terms of the performance goals under the ELTIP for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.
To approve (i) an amendment and restatement of the Company’s Annual Performance Plan (the “APP”) and (ii) the material terms of the performance goals under the Company’s APP for the purposes of Section 162(m) of the Code;

5.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditor for the fiscal year ending June 30, 2017; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 7, 2016 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Jules P. Kaufman
Senior Vice President, General Counsel and Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 3, 2016: The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended June 30, 2016 are available at materials.proxyvote.com/222070.

Table of Contents

Questions and Answers about the Proxy Materials and the Annual Meeting	3
Corporate Governance	8
Structure of our Board	9
Board Meetings	11
Board Qualifications and Membership Criteria	11
Director Nomination Process	11
Director Independence	12
Communications with our Board	13
Our Board’s Role in Risk Oversight	13
Board Attendance at the Annual Meeting	13
Compensation Committee Interlocks and Insider Participation	13
Certain Relationships and Related Party Transactions	14
Proposal No. 1: Election of Directors	15
Director Nominees	16
Director Compensation	18
Executive Officers	20
Security Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	24
Proposal No. 2: Approval of Advisory Resolution on NEO Compensation (Say-On-Pay)	24
Compensation Discussion and Analysis	24
Remuneration and Nomination Committee Report	43
Proposal No. 3: Approval of an Amendment and Restatement of the Equity and Long-Term Incentive Plan and the Material Terms of the Performance Goals Under the Plan	43
Proposal No. 4: Approval of an Amendment and Restatement of the Annual Performance Plan and the Material Terms of the Performance Goals Under the Plan	50
Proposal No. 5: Ratification of Appointment of Deloitte & Touche LLP as our Independent Auditor	53
Audit Fees and Other Fees	53
Audit and Finance Committee Report	54
Stockholder Proposals for the 2017 Annual Meeting	54
Other Matters	55
Annex A – Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan	ANNEX A - 1
Annex B – Amended and Restated Coty Inc. Annual Performance Plan	ANNEX B - 1

COTY INC.
350 Fifth Avenue
New York, New York 10118
September 22, 2016
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 3, 2016

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “we” or “us”), a Delaware corporation, for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Daylight Time (“EDT”) on Thursday, November 3, 2016 via the Internet at www.virtualshareholdermeeting.com/coty2016.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.    What are proxy materials?
A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting (“Proxy Statement”), our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management for our Board of Directors (the “Board”). We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available to stockholders online, on or about September 22, 2016 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this proxy statement.
2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank, N.A. (“Wells Fargo”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 7, 2016 (the “Record Date”).
4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.
We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.
5.    Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock and Class B Common Stock (together, our “Common Stock”) at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record of Class A Common Stock on the Record Date is entitled to one vote per share of Class A Common Stock, and each stockholder of record of Class B Common Stock on the Record Date is entitled to ten votes per share of Class B Common Stock. On the Record Date, there were 74,305,147 shares of Class A Common Stock and 262,062,370 shares of Class B Common Stock issued and outstanding. All shares of Common Stock will vote together as a single class on each of the items expected to be presented at the meeting.
On July 8, 2015, we entered into a definitive agreement (the “Transaction Agreement”) to acquire (the “Transactions”) The Procter & Gamble Company’s (“P&G”) global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with certain hair styling brands. It is currently expected that, as of the date of the Annual Meeting, JAB Cosmetics B.V. (“JABC”), the holder of all of the outstanding shares of our Class B Common Stock, will have converted such Class B Common Stock into Class A Common Stock on a one-to-one basis in connection with the Transactions, such that we will have only one class of common stock outstanding, the Class A Common Stock.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (for Director Elections)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For All, Withhold All, or For All Except.	A plurality of votes - nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director.
Proposal 2: Approval of Advisory Resolution on Named Executive Officer (“NEO”) Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on NEO compensation.
Proposal 3: Approval of an Amendment and Restatement of the ELTIP and the Material Terms of the Performance Goals under the ELTIP	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	Effect of a vote “against” because abstentions are treated as votes “cast” under the applicable New York Stock Exchange (the “NYSE”) requirements.	No effect.	Our Board recommends a vote FOR the approval of the amendment and restatement of the ELTIP and the material terms of the performance goals under the ELTIP.
Proposal 4: Approval of an Amendment and Restatement of the APP and the Material Terms of the Performance Goals under the APP	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the amendment and restatement of the APP and the material terms of the performance goals under the APP.
Proposal 5: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent auditor	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification.
The advisory resolution to approve NEO compensation (Proposal 2) is not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation decisions.

7.    How do I cast my vote if I am a stockholder of record?
If you are a stockholder of record, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below.
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2016. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
8.    Is there a deadline for submitting proxies electronically or by telephone or mail?
Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. EDT on November 2, 2016.
Proxies submitted by mail must be received before the close of the Annual Meeting on November 3, 2016.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9.    What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:

1.	FOR the election of each nominee as director;

2.	FOR the advisory resolution on the compensation of our NEOs;

3.
FOR the approval of (i) an amendment and restatement of the ELTIP to increase the aggregate number of shares authorized for issuance under the ELTIP by 50 million shares and (ii) the material terms of the performance goals under the ELTIP for the purposes of Section 162(m) of the Code;

4.	FOR the approval of (i) an amendment and restatement of the APP and (ii) the material terms of the performance goals under the APP for the purposes of Section 162(m) of the Code; and

5.	FOR the ratification of the appointment of Deloitte as independent auditor.
If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

10.    What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the NYSE, if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1), the advisory resolution to approve NEO compensation (Proposal 2), the approval of an amendment and restatement of the ELTIP and material terms of the performance goals under the ELTIP (Proposal 3), or the approval of an amendment and restatement of the APP and material terms of the performance goals under the APP (Proposal 4), which are considered non-routine matters. Only the ratification of the appointment of the independent auditor (Proposal 5) is considered a routine matter.
11.    How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1, 2, 4 and 5, except where brokers may exercise their discretion on routine matters, as discussed above. Similarly, broker non-votes will have no effect on the approval of Proposal 3. However, an abstention is a vote “cast” under the current NYSE rules with respect to approval of equity compensation plans, and, as a result, abstentions will have the effect of a vote “AGAINST” Proposal 3.
12.    What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.
13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?
At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. EDT on November 2, 2016;

•	by a later-dated mailed proxy received before the close of the Annual Meeting on November 3, 2016; or

•	by voting online at the Annual Meeting.
14.    Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
15.    May I see a list of stockholders entitled to vote as of the Record Date?
A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting. During the Annual Meeting, such list will be available for examination at www.virtualshareholdermeeting.com/coty2016.

16.    How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2016. The webcast will start at 8:30 a.m. EDT. Stockholders may vote and submit questions while attending the Annual Meeting online. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2016.
17.    Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
18.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?
Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.
These proxy materials are also available in the “Investor Relations” section of our website: www.coty.com within the “Reports & Filings” subsection. Instead of receiving future copies of our Proxy Statement (including Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.
If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.
Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.
CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.
Principles of Corporate Governance and Code of Business Conduct
Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Principles of Corporate Governance. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the interim Chief Executive Officer (“interim CEO”), following the close of the Transactions, the Chief Executive Officer, the Chief Financial Officer (“CFO”) and other senior financial officers. These documents and any waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found in the “Investor Relations” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. The Principles of Corporate Governance and charters for the Audit and Finance Committee (the “AFC”) and the RNC may be found under the heading “Committees” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.

Controlled Company Exception
JABC, Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresa”), acting as a group (collectively, the “JAB Group”), beneficially own a majority of the voting power of our outstanding Common Stock. As a result, we are currently a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect to not comply with certain NYSE corporate governance standards. Despite the availability of such exceptions, our Board has determined that it will be composed of a majority of independent directors and our RNC will have a written charter addressing its role and responsibilities. As permitted by NYSE rules for “controlled companies”, our Board does not require the RNC to be comprised solely of directors who meet the NYSE’s heightened independence standards for members of compensation committees.
Following the closing of the Transactions, which is currently expected to occur in early October 2016 and is subject to numerous conditions, JABC’s voting power through ownership of the Common Stock will be diluted from approximately 98% as of the Record Date, to approximately 36% of the fully diluted shares of Class A Common Stock and we will no longer be a “controlled company” within the meaning of the NYSE corporate governance standards. Our Board intends to take all action necessary to comply with the applicable NYSE listing rules for companies that do not qualify as “controlled companies”, including the heightened independence standards that would apply to the RNC members, subject to applicable transition rules.
Structure of our Board
Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of less than five or more than 13 directors. Our Board is presently composed of seven directors. Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the shares present and entitled to vote. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (the “Bylaws”), each director holds office until his or her successor is duly elected and qualified, or, if earlier, until such director’s death, resignation or removal.
Four directors on our Board have a relationship with the JAB Group. Each of Lambertus Becht, Olivier Goudet and Peter Harf may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A Common Stock and Class B Common Stock beneficially owned by Lucresca, Agnaten and JABC, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by Lucresca, Agnaten and JABC. Mr. Goudet is the Chief Executive Officer of the JAB Group, and Mr. Harf is the Chief Executive Officer of Agnaten and Lucresca. Mr. Faber also serves in a position similar to a director of JAB Holding Company s.á.r.l. Each of these directors receives compensation for the services each provides to the JAB Group. Our Board considers this structure appropriate in view of the JAB Group’s significant investment in and control of the Company. Our Board continues to view this structure as appropriate following the close of the Transactions given the JAB Group’s significant relationship with and investment in the Company.
Board Leadership
While our Board believes it is important for its chairman to have both a stake in and deep understanding of the Company, our Principles of Corporate Governance permit our Board flexibility in determining whether to appoint an independent chairman. Our Board has appointed Lambertus J.H. Becht as the Chairman of our Board, and our Board has determined that Mr. Becht was independent until he became our interim CEO in September 2014. Our Board has determined that Mr. Becht is not independent during his service as our interim CEO.
On July 15, 2016, our Board appointed Camillo Pane, our current Executive Vice President, Category Development, as our Chief Executive Officer and to the Board, each effective as of the day following the closing of the Transactions, which is expected to be in early October 2016 and is subject to several closing conditions. Mr. Pane will succeed Mr. Becht. Mr. Becht will continue to serve as a Chairman of the Board.
Committees of Our Board
The standing committees of our Board are the AFC and the RNC. From time to time, when appropriate, ad hoc committees may be formed by our Board.

AFC. The members of the AFC are Joachim Faber, Erhard Schoewel and Robert Singer and our Board has determined that the membership of the AFC will not change following the closing of the Transactions. Our Board has determined that Mr. Singer, the Chair of the AFC, is an audit committee financial expert, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 (“Rule 10A-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations;

•
being responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and assessing and monitoring the independence and performance of our independent auditors and internal audit department;

•	providing an objective, direct communication between our Board, independent auditors, management and the internal audit department;

•
reviewing and pre-approving both audit and non-audit services to be provided by our independent auditors and establishing policies and procedures for the pre-approval of audit and non-audit services to be provided by the independent auditors;

•
meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent auditors, including reviewing the Company’s specific disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s Annual Report on Form 10-K;

•	establishing procedures for the review, approval and ratification of related person transactions; and

•
reviewing and discussing the Company’s practices with respect to risk assessment and risk management and overseeing and evaluating the Company’s risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance.

RNC. The members of the RNC are Peter Harf (Chair), Lambertus J.H. Becht, Paul S. Michaels and Erhard Schoewel. Our Board has determined that Messrs. Schoewel and Michaels satisfy the independence criteria for RNC members. Messrs. Becht and Harf are not considered independent for purposes of membership on the RNC.
Since we are a “controlled company”, the NYSE does not require each member of the RNC to satisfy the NYSE independence criteria for RNC members. Following the closing of the Transactions, we will cease to be a “controlled company” within the meaning of the NYSE rules and, subject to the applicable transition periods, our Board intends to take all action necessary to comply with the applicable NYSE listing rules for companies that do not qualify as “controlled companies”, including the heightened independence standards that would apply to the RNC members.
The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:

•
identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each board committee;

•	reviewing and making recommendations to our Board concerning size, structure, composition and functioning of the Board and its committees;

•	discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;

•
approving and evaluating our executive remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;

•
overseeing succession planning for our senior executives, including our Chief Executive Officer, and guiding our Board in appointing and retaining key talents that will nurture our values and culture and strive for constantly improving results;

•	recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;

•	reviewing and making recommendations with respect to the remuneration of all directors;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•
reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s Annual Report on Form 10-K and/or proxy statement;

•	preparing the compensation committee report required by SEC rules to be included in the Company’s Annual Report on Form 10-K and/or proxy statement; and

•	overseeing the evaluation of the performance of our Board and management.
Executive Sessions
Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session. Generally, the Chairman of our Board serves as Chairman in each of these sessions. However, during Mr. Becht’s service as our interim CEO, the director then serving the longest tenure serves as chairman of these sessions.
Board Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of our Board, the Vice Chairman, if any, or a majority of the directors then in office. In fiscal 2016, our Board held eight meetings, the AFC held seven meetings and the RNC held five meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served).
Our Board and its committees also act from time to time by written consent in lieu of meetings.
Board Qualifications and Membership Criteria
The RNC and our Board believe that it is important for our Board to be comprised of a diversity of experienced directors with a deep understanding of our industry and others who hold the requisite skills and who bring a fresh perspective. In seeking to maintain the right mix of directors on our Board, the RNC and our Board consider a range of different types of skills, backgrounds and experiences, including leadership, consumer product, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. The RNC and our Board also consider it critical for our Board to be composed of directors who have a deep understanding of specific components of our business, such as supply chain, manufacturing, marketing and product development and innovation. The RNC and our Board believe that, in addition to meeting the other criteria established by our Board for directors, it is important for directors to represent a diversity of professional and personal backgrounds.
Director Nomination Process
The RNC recommends nominees for our Board consistent with the criteria determined by our Board. The RNC will consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board.

Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investor Relations” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:

•	the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;

•
the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;

•
(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•
the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•
the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

Our Board has determined that each of the following directors satisfies our independence standards and the independence standards of the NYSE: Messrs. Faber, Goudet, Harf, Michaels, Schoewel and Singer. Mr. Stahl satisfied these independence standards until his resignation from the Board on May 13, 2016. Our Board determined that Mr. Becht satisfied our independence standards and the independence standards of the NYSE until he became interim CEO.
In addition, as discussed above, our Board has determined that Messrs. Faber and Singer are independent under Rule 10A-3 of the Exchange Act. Mr. Stahl satisfied this independence standard until his resignation from the Board on May 13, 2016. Since we are a “controlled company”, the NYSE does not require each member of the RNC to satisfy the NYSE independence criteria for compensation committee members. However, following the closing of the Transactions, we will not be a “controlled company” within the meaning of the NYSE rules and, subject to the applicable transition periods, our Board intends to take all action necessary to comply with the applicable NYSE listing rules for companies that do not qualify as “controlled companies”, including the heightened independence standards that would apply to the RNC members. Our Board has determined that currently Messrs. Schoewel and Michaels satisfy the NYSE independence criteria applicable to members of compensation committees. Finally, Messrs. Faber, Michaels, Singer and Schoewel each are considered a “non-employee director” under Rule 16b-3 of under the Exchange Act.
Further, our Board has determined that, following his appointment as Chief Executive Officer and to the Board, Mr. Pane will not qualify as an independent director under our independence standards and the independence standards of the NYSE due to his position as our Chief Executive Officer.

Communications with our Board
Stockholders, employees and other interested parties may communicate with any or all of our directors by writing to such director(s) at c/o Board of Directors, Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any director upon any such director’s request.
Our Board’s Role in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers a full enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight, the AFC is responsible for oversight of accounting, auditing and financial-related risks, and the RNC is responsible for overseeing the management of risks related to our employee compensation policies and practices. In fiscal 2016, the RNC reviewed our compensation policies and practices to determine whether it encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us.
While our Board oversees risk, management is responsible for assessing and managing our risks on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks. We integrate risk analysis into all facets of our business.
Board Attendance at the Annual Meeting
We expect directors to attend the Annual Meeting absent unusual circumstances. All of the directors who were on the Board attended the Annual Meeting of Stockholders in 2015.
Compensation Committee Interlocks and Insider Participation
The current members of the RNC are Messrs. Becht, Harf, Michaels and Schoewel. Mr. Michaels joined the RNC effective September 10, 2015. No member of the RNC who served during fiscal 2016 is or was an employee during fiscal 2016, or is or within the last three years has been an officer of our Company, except Mr. Becht who is serving as our interim CEO in a non-employee capacity. None of our executive officers has served during fiscal 2016 on the board of directors of another public company with executive officers who serve as members of the RNC.
Messrs. Becht and Harf are not considered independent under the NYSE’s standards for compensation committee members and are not considered “non-employee” directors under the Exchange Act. All other members of the RNC who are currently serving or who served during fiscal 2016 are considered independent and “non-employee” directors. Messrs. Becht and Harf each receive annual compensation in an amount greater than $120,000 for advisory services rendered to the JAB Group, and Mr. Harf currently serves as Chief Executive Officer of Agnaten and Lucresca. As of the Record Date, JABC, Lucresca and Agnaten beneficially owned all our outstanding Class B Common Stock, 12.2% of our outstanding Class A Common Stock and hold approximately 98% of the total voting power of our outstanding Common Stock. In connection with the Transactions, JABC, Lucresca and Agnaten are expected to convert all of the shares of Class B Common Stock beneficially owned by them into shares of Class A Common Stock on a one-to-one basis and beneficially own 36% of the fully diluted shares of Class A Common Stock. Due to his executive positions at the JAB Group, Mr. Harf may also be considered to have an indirect financial interest in our media services agreement with JAB Luxury GmbH. For additional information, please see “—Certain Relationships and Related Party Transactions”.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Assignment and Transfer Agreement
Our affiliate, JABC, entered into a Shares and Trademarks Sale and Purchase Agreement (the “Share Purchase Agreement”) with Hypermarcas S.A., Cosmed Indústria de Cosméticos e Medicamentos S.A., and, as intervening and consenting parties, Novita Distribuição, Armazenamento e Transportes S.A., and Savoy Indústria de Cosméticos S.A., dated as of November 2, 2015, providing for the acquisition of the personal care and beauty business of Hypermarcas S.A. (the “Brazil Acquisition”). Coty and JABC subsequently entered into an Assignment and Transfer Agreement, dated as of November 2, 2015 (the “Assignment Agreement”), pursuant to which JABC assigned all of JABC’s right, title and interest to, and we assumed all of JABC’s obligations under, the Share Purchase Agreement.  Although no consideration was owed under the Assignment Agreement, we agreed to indemnify JABC and its stockholders, directors, managing directors, officers, employees, subsidiaries and any other affiliates from and against any liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise, in each case arising from, in connection with, in respect of, or related in any manner whatsoever to, the failure by us to fulfill any of the terms, covenants, agreements, provisions and conditions of the Share Purchase Agreement and any other documents related thereto.  To date, no indemnification payment has been sought or made pursuant to the Assignment Agreement. As the Brazil Acquisition has been consummated, we do not anticipate any indemnification payments being sought or made pursuant to the Assignment Agreement in the future.
Registration Rights Agreement
On April 1, 2015 (the “Closing Date”), we completed our purchase of the Bourjois cosmetics brand (“Bourjois”) from Chanel International B.V. (“Chanel”) pursuant to the Stock Purchase Agreement, dated as of March 12, 2015, between the Company and Chanel (the “Stock Purchase Agreement”). As consideration for Bourjois, we issued approximately 15.5 million shares of our Class A Common Stock (the “Transaction Shares”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereunder for a transaction by an issuer not involving any public offering. As a result of the acquisition of the Bourjois brand, Mousseluxe S.à.r.l. (the “Shareholder”), Chanel’s assignee under the Stock Purchase Agreement, holds more than 5% of our outstanding shares.
In connection with the closing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Shareholder pursuant to which we agreed to file a registration statement on Form S-3 to register the resale of the Transaction Shares. Beginning six months after the Closing Date, the Shareholder may make a total of three requests for us to effect the registration of all or part of the Transaction Shares subject to limitations. Additionally, at any time after the Closing Date, we must provide piggyback registration rights for the Transaction Shares.
Media Services Agreement
We are party to a media services agreement with JAB Luxury GmbH (“JAB Luxury”) under which we negotiate rates and manage agreements for JAB Luxury with third-party media suppliers. JAB Luxury is an entity in the JAB Group. In exchange for the services we provide JAB Luxury, JAB Luxury pays us a fixed annual fee equal to 3% of JAB Luxury’s media budget for the services to be purchased through the arrangement, with a guaranteed minimum annual amount of $250,000 (VAT excluded) and a maximum annual amount of $450,000 (VAT excluded). In fiscal 2016, JAB Luxury paid us €271,025 for these services.

Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and ratified, if appropriate, at the AFC’s next regularly scheduled meeting. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.
The AFC has reviewed and pre-approved the following types of related person transactions under the policy:

•	certain types of executive officer compensation;

•	compensation paid to a director if required to be reported under Item 402 of the SEC’s compensation disclosure requirements;

•
any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•
any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	any related person transaction where the related person’s interest arises solely from the ownership of our Common Stock and in which all stockholders receive proportional benefits; and

•	any related person transaction in which the rates or charges involved are determined by competitive bids.
A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The election of eight directors is proposed by our Board, each director to hold office, in accordance with our Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. All nominees are currently serving as directors of the Company with the exception of Mr. Camillo Pane. Mr. Pane will be appointed to the Board effective as of the day following the closing of the Transactions.
Mr. Peter Harf attained the age of 70 before the Annual Meeting but, in accordance with the Bylaws and the Principles of Corporate Governance, the Board determined to not accept Mr. Harf’s offer to resign and waived the retirement provision until Mr. Harf attains the age of 75 due to his substantial contribution to the Board.
The nominees are Lambertus J.H. Becht, Joachim Faber, Olivier Goudet, Peter Harf, Paul S. Michaels, Camillo Pane, Erhard Schoewel, and Robert Singer.
Proposal: Election of each nominee for director.
Recommendation: The Board recommends a vote FOR the election of each nominee for director.

Vote Required: Election of each nominee for director requires a plurality of the votes cast up to the total number of available board seats.
Director Nominees

Name	Age	Director Since
Lambertus J.H. Becht	60	2011
Joachim Faber	66	2010
Olivier Goudet	51	2013
Peter Harf	70	1996
Paul S. Michaels	64	2015
Camillo Pane (1)	46	2016
Erhard Schoewel	67	2006
Robert Singer	64	2010
(1)Mr. Pane will be appointed to the Board effective as of one day following the closing of the Transactions.
Lambertus J.H. Becht joined the Board as Chairman in November 2011 and became Coty’s interim CEO in September 2014. He also serves as the Chairman of the board of directors of Jacobs Douwe Egberts B.V. and Chairman of the board of directors of the parent of Keurig Green Mountain, Inc., as well as a non-executive director of Peet’s Coffee & Tea, Inc. and the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc. Mr. Becht is also a partner and Chairman of the JAB Group. From 1999 to August 2011, Mr. Becht was Chief Executive Officer of Reckitt Benckiser Group plc, a leading global consumer goods company in the field of household cleaning and health and personal care. Prior to that, Mr. Becht was Chief Executive Officer of privately held Benckiser Detergents, which in 1997 became Benckiser N.V. and listed on the Amsterdam and New York Stock Exchanges, and in 1999 merged with Reckitt & Colman plc and listed on the London Stock Exchange. Before becoming Chief Executive Officer of Benckiser Detergents in 1995, Mr. Becht held a variety of marketing, sales and finance positions at P&G in the United States and Germany and served within Benckiser Detergents as General Manager in Canada, the United Kingdom, France and Italy. Mr. Becht holds a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Groningen in the Netherlands.
We believe Mr. Becht is well qualified to serve as Chairman of our Board. Mr. Becht has many years of experience in the consumer products industry, including executive, operating, marketing, finance and international business experience, and was Chief Executive Officer of Reckitt Benckiser. We believe these experiences are advantageous to us and are critical to his ability to identify, understand and address challenges and opportunities that we face.
Mr. Becht will step down as Coty’s interim CEO effective as of the day following the closing of the Transactions, but will continue to serve as Chairman of the Board.
Joachim Faber joined the Board in 2010. Mr. Faber is also the Chairman of the Supervisory Board of Deutsche Börse AG, Frankfurt, a member of the board of HSBC Holdings PLC, London, Chairman of the Shareholder Committee of JAB Holding Company S.á r.l. and a member of the board of Allianz S.A., Paris. Mr. Faber was a member of the Supervisory Board of OSRAM Licht AG and the Chairman of its audit committee until June 2014. Until 2011, Mr. Faber served as the Chief Executive Officer of Allianz Global Investors, a global asset management company, and a member of the management board of Allianz SE in Munich. Prior to joining Allianz in 1997, he worked for 14 years in various positions for Citicorp in Frankfurt and London. He serves on the board of German Cancer Aid in Bonn and the European School for Management and Technology in Berlin. Mr. Faber graduated from the University of Bonn with a degree in Law. He received his PhD degree from the Postgraduate National School of Public Administration Speyer, Germany after completing his research at the Sorbonne University in Paris, France.
We believe Mr. Faber is well qualified to serve as a member of our Board. As Chief Executive Officer of Allianz, Mr. Faber’s financial expertise and experience in running a large corporation with multinational operations in addition to his more than 25 years of experience in the banking and finance industries, is critical to his ability to identify, understand, assess and address challenges and opportunities that we face.
Olivier Goudet joined the Board in May 2013. Mr. Goudet is Partner and Chief Executive Officer of the JAB Group, an investment firm, a position he has held since June 2012. He started his professional career in 1990 at Mars,

Incorporated, a manufacturer of food products, serving on the finance team of the French business. After six years, he left Mars, Incorporated to join the VALEO Group, where he held several senior executive positions, including Chief Financial Officer. In 1998, he returned to Mars, Incorporated, where he later became Chief Financial Officer in 2004. In 2008, his role was broadened, and he was appointed Executive Vice President and Chief Financial Officer until April 2012. Between June 2012 and November 2015, Mr. Goudet served as an Advisor to the board of directors of Mars, Incorporated. In January 2013, Mr. Goudet became the Chairman of Peet’s Coffee & Tea, Inc., a premier specialty coffee and tea company. In September 2013, Mr. Goudet was appointed as board member of Jacobs Douwe Egberts B.V. Mr. Goudet is also Chairman of the Caribou Coffee Company, Inc./Einstein Restaurant Group, Inc. and a board member of Espresso-House Holding AB and the parent company of Keurig Green Mountain, Inc. In September 2014, Mr. Goudet joined the board of Jimmy Choo PLC. In April 2015, he became the Chairman of the board of directors of Anheuser-Busch InBev SA/NV. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
We believe Mr. Goudet is well qualified to serve as a member of our Board. Mr. Goudet’s financial and executive experience, as well as his tenure as a director of other public companies, is critical to his ability to identify, understand and address the challenges and opportunities that we face.
Peter Harf joined the Board in 1996 and serves as Chair of the Remuneration and Nomination Committee. Mr. Harf was Chairman of the Board from 2001 until 2011 and Chief Executive Officer of Coty from 1993 to 2001. He is Chief Executive Officer of Lucresca and Agnaten, privately owned holding companies, which indirectly share voting and investment control over shares of Coty. Mr. Harf joined JAB in 1981, serving the company in a variety of capacities, including Chairman and Chief Executive Officer since 1988. In September 2014, Mr. Harf became the Chairman and member of the board of directors of Jimmy Choo PLC. Mr. Harf is also Chairman of Espresso-House Holding AB and a board member of the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc., Peet’s Coffee & Tea, Inc., Jacobs Douwe Egberts B.V. and the parent company of Keurig Green Mountain, Inc. Mr. Harf is also co-founder and Executive Chairman of DKMS. Prior to joining the JAB Group, Mr. Harf was Senior Vice President of Corporate Planning at AEG-Telefunken, Frankfurt, Germany. He began his career at the Boston Consulting Group. Mr. Harf was Deputy Chairman of the Board of Directors of Reckitt Benckiser Group plc from 1999 to December 2015, and was Chairman of the board of directors and a member of the audit committee of Anheuser-Busch InBev SA/NV until 2012. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.
We believe Mr. Harf is well qualified to serve as a member of our Board. As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations and brings a valuable perspective to the Board. Mr. Harf’s more than 30 years of experience in our industry, including executive, operating, strategic planning and international business experience, is critical to his ability to identify, understand and address challenges and opportunities that we face.
Paul S. Michaels joined the Board in June 2015. Prior to joining Coty, Paul S. Michaels served as the President of Mars, Incorporated, a manufacturer of food products and parent company of William Wrigley Jr. Co., from January 2004 to January 2015. Mr. Michaels began his career at P&G and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. Mr. Michaels holds a Bachelor of Arts from the University of Notre Dame.
We believe Mr. Michaels is well qualified to serve as a member of our Board. Mr. Michael’s expertise and creativeness in working with global brands in the consumer goods industry, is critical to his ability to identify, understand and address challenges and opportunities that we face.
Camillo Pane is Executive Vice President, Category Development and a member of the Coty Executive Committee, and, effective as of the day following the closing of the Transactions, Mr. Pane will become our Chief Executive Officer and a member of the Board. Prior to joining Coty in this position in July 2015, Mr. Pane spent 20 years with Reckitt Benckiser Group plc, where he held numerous high profile international marketing and general management roles throughout his career, in both developed and emerging markets, most recently as Senior Vice President, Global Category Officer Consumer Health from July 2011 until July 2015. Mr. Pane holds a degree in business administration from the University of Bocconi in Milan.

We believe Mr. Pane is well qualified to serve as a member of the Board. Mr. Pane has many years of experience in the consumer products industry, including marketing, management and international business experience. We believe these experiences, along with Mr. Pane’s creativeness in working with global brands, will be advantageous to us and will be critical to his ability to identify, understand and address challenges and opportunities that we will face. In addition, having Mr. Pane serve as both Chief Executive Officer and a director will promote unified leadership and direction for both the Board and management.
Erhard Schoewel joined the Board in 2006. From 1999 to 2006, he was Executive Vice President responsible for Europe at Reckitt Benckiser plc. From 1979 to 1999, he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. In 2012, Mr. Schoewel was elected to the Supervisory Board of the Jahr Holding GmbH & Co. KG in Hamburg, Germany. From 2007 to 2015, he was Chairman of Birdseye Iglo Ltd London and a director of Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann degree from University of Pforzheim.
We believe Mr. Schoewel is well qualified to serve as a member of our Board. Mr. Schoewel has many years of experience in the consumer products industry, including executive, operating and international business experience and experience as a member of the board of directors of other companies, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face.
Robert Singer joined the Board in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Since 2009, Mr. Singer has also served as a director of Gianni Versace S.p.A. and a director of Mead Johnson Nutrition. He also serves as a director and chair of the audit committees of Tiffany & Co. and Jimmy Choo PLC. Mr. Singer has served as a senior advisor to CCMP Capital Advisors, LLC since 2011. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.
We believe Mr. Singer is well qualified to serve as a member of our Board. Mr. Singer has many years of operating, financial and executive experience, including his experience as Chief Executive Officer of Barilla Holding S.p.A. and President and Chief Operating Officer of Abercrombie and Fitch Co., and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Singer has significant public company board and audit committee experience and extensive risk management experience from his time at Gucci Group and Coopers & Lybrand.
Director Compensation
The following summary describes compensation paid to directors in fiscal 2016.
Annual Cash Compensation for Board Service
Each non-employee director except the Chairman of our Board (“Chairman”) and the Chair of the AFC (“AFC Chair”) is entitled to receive a cash retainer fee of $100,000 annually, payable in November. The Chairman is entitled to receive a cash retainer fee of $400,000 annually and the AFC Chair is entitled to receive a cash retainer fee of $130,000 annually. Mr. Becht served as Chairman in fiscal 2016 and Mr. Singer served as AFC Chair in fiscal 2016.
Annual Restricted Stock Unit Grant
Each non-employee director except the Chairman is entitled to receive an annual grant of 10,000 restricted stock units (“RSUs”) under the 2007 Stock Plan for Directors. The Chairman is entitled to receive an annual grant of 30,000 RSUs. Each RSU vests on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to retirement, death or disability or upon a change in control, and represents the right to receive one share of Class A Common Stock following vesting.
Management Directors
Directors who are currently our employees generally receive no additional compensation for service on our Board. All the directors currently serving on our Board are non-employee directors, although Mr. Becht is also currently serving as our interim CEO, in addition to serving as Chairman. Mr. Becht continues to serve in this role as a non-employee director and will continue to be compensated as a non-employee director during his service as interim CEO.

Reimbursement of Expenses
Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending meetings of our Board, meetings of the committees of our Board and meetings of our stockholders. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.
Non-Employee Directors
The following table sets forth compensation information for our non-employee directors in fiscal 2016. Mr. Becht remains a non-employee director, although he has also been serving as the interim CEO since September 2014. He will continue to be compensated as a non-employee director during his service as interim CEO.

Name(4)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Lambertus J.H. Becht	400,000	843,600	1,243,600
Joachim Faber	100,000	281,200	381,200
Olivier Goudet	100,000	281,200	381,200
Peter Harf	100,000	281,200	381,200
Paul S. Michaels	100,000	281,200	381,200
Erhard Schoewel	100,000	281,200	381,200
Robert Singer	130,000	281,200	411,200
Jack Stahl(3)	100,000	244,222	344,222

(1)
The amount represents annual cash compensation for service as a director, Chairman or AFC Chair, as applicable. The amount does not include any compensation paid to Mr. Becht for his service as interim CEO, which compensation is reported under “Compensation Discussion and Analysis—Summary Compensation Table”.

(2)
The amount represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock units issued to non-employee directors on November 15, 2015. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 for certain assumptions used to calculate the valuation.

(3)
Mr. Stahl resigned as a director of the Board on May 13, 2016. In accordance with the 2007 Director Plan, a pro rata portion of the 10,000 RSUs received by Mr. Stahl in fiscal 2016 vested, and the remaining 1315 RSUs he received in fiscal 2016 were forfeited.

(4)	Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs and stock options held by the directors as of June 30, 2016.

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2016	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2016
Lambertus J.H. Becht	142,500	—
Joachim Faber	50,000	—
Olivier Goudet	31,666	—
Peter Harf	52,500	—
Paul S. Michaels	10,685	—
Erhard Schoewel	50,000	—
Robert Singer	50,000	—
Jack Stahl (1)	—	—

(1) Mr. Stahl resigned as a director on May 13, 2016.

EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information concerning our executive officers except as set forth above under “Proposal No. 1: Election of Directors—Director Nominees”.

Name	Age	Position(s) Held
Patrice de Talhouët	50	Chief Financial Officer
Sébastien Froidefond	48	Senior Vice President of Human Resources
Edgar Huber	54	President of Global Markets
Jules P. Kaufman	58	Senior Vice President, General Counsel and Secretary
Ralph Macchio	59	Senior Vice President of Global Research and Development, Chief Scientific Officer
Camillo Pane	46	Executive Vice President, Category Development
Mario Reis	57	Executive Vice President, Supply Chain
Kevin Monaco	52	Senior Vice President, Treasurer and Investor Relations
Ayesha Zafar	59	Senior Vice President, Group Controller
Patrice de Talhouët is Chief Financial Officer and a member of the Coty Executive Committee. Mr. de Talhouët oversees strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies, as well as business development and mergers and acquisitions. He has more than 20 years of comprehensive global financial experience. Prior to joining Coty as Chief Financial Officer in January 2014, Mr. de Talhouët spent nearly seven years with food products manufacturer Mars, Incorporated, serving as Corporate Finance Officer Americas and a member of the finance executive committee from April 2011 to December 2013 and Chief Financial Officer Europe Mars Chocolate from January 2007 to March 2011. Before joining Mars, Incorporated, Mr. de Talhouët spent more than a decade in senior finance positions at Alcatel-Lucent. Mr. de Talhouët started his career at Société Générale S.A. bank. Mr. de Talhouët has served as a member of Devoteam’s Remuneration Committee from 2002 through 2010 and of Devoteam’s Audit Committee since 2011. He holds a Bachelor’s degree in Economics and International Management from Nanterre University and as well as a Master’s degree in Finance, Accounting and Corporate Law from Conservatoire National des Arts et Métiers (CNAM).
Sébastien Froidefond is Senior Vice President of Human Resources at Coty and a member of the Coty Executive Committee. Mr. Froidefond leads Coty’s worldwide human resources department and oversees all global employee communication initiatives. Prior to joining Coty in August 2015, Mr. Froidefond was Managing Director of Spire S.A.S. and Human Resources Vice President for the Global Consumer Healthcare division of Sanofi, a multinational pharmaceutical company. From 2001 until his appointment as Sanofi’s Human Resources Vice President, Mr. Froidefond served in various roles of increasing responsibility within Sanofi’s human resources functions in the United Kingdom, Latin America, Africa, Turkey, the Middle East, Eurasia and South Asia. He has over 20 years of experience in building and leading world class human resources organizations at country, regional and global levels. Mr. Froidefond holds a Master in Economics from Université Paris X and an advanced degree in consulting from Institut Supérieur de Gestion.
Edgar O. Huber is President of Global Markets of Coty and is a member of the Coty Executive Committee. Mr. Huber has served in this position since November 2015 and oversees sales execution and steers Coty’s business according to specific consumer and retailer needs and priorities. Prior to joining Coty, Mr. Huber was Director, President and Chief Executive Officer of Lands’ End, Inc., a leading global apparel retail brand, from 2011 until 2015. He served as President and Chief Executive Officer of the Juicy Couture Division of Liz Claiborne, Inc., from 2008 until 2011. He has over 15 years of service in a number of senior roles at L’Oréal, S.A. and he was a key account and brand manager for Mars, Incorporated. Mr. Huber holds a Bachelor of Arts Degree from the Handelsakademie Innsbruck/Telfs, Austria and a Masters of Business Administration from the Wirtschaftsuniversität Wien (Vienna University of Economics and Business), Austria. Mr. Huber has also completed the International Management Program at HEC (Haute Etudes Commerciales) in Jouy-en-Josas, France, and the CEDEP (General Management Program) at INSEAD in Foutainbleau, France.

Jules P. Kaufman is Senior Vice President, General Counsel and Secretary of Coty and a member of the Coty Executive Committee. In his role as General Counsel, he oversees Coty’s legal affairs worldwide, including, among other things, acquisitions and divestitures, corporate governance, securities compliance, intellectual property, licensing and regulatory issues. Mr. Kaufman has more than 30 years of comprehensive legal experience. Prior to joining Coty as General Counsel in January 2008, he served in Paris and Geneva as Vice President and Division General Counsel for Colgate-Palmolive Company’s Europe/South Pacific division. Prior to that, Mr. Kaufman had responsibility for mergers and acquisitions, SEC, finance and corporate governance matters within the Colgate corporate legal group. Mr. Kaufman began his career as a corporate lawyer with two New York City based law firms. He received his Bachelor of Arts degree from Harvard University and his Juris Doctor from the University of Virginia School of Law.
Ralph Macchio is Chief Scientific Officer and Senior Vice President of Global Research & Development at Coty and is a member of the Coty Executive Committee. He is responsible for all Scientific Affairs and Global Regulatory Affairs at Coty and the Global Consumer Affairs Team. Mr. Macchio has over 30 years of cosmetic research and development experience. Since joining Coty in 1992, Mr. Macchio has held various positions of increasing responsibility at Coty. Prior to becoming Chief Scientific Officer and Senior Vice President of Global Research and Development in 2007, Mr. Macchio served as Vice President of Global Research and Development. Prior to joining Coty, Mr. Macchio held several positions at Revlon Inc., including Departmental Manager, Color Cosmetics. He received degrees in Biochemistry and Chemistry from the State University of New York at Albany.
Mario Reis is Executive Vice President, Supply Chain and a member of the Coty Executive Committee. Mr. Reis brings diversified experience in supply chain and commercial fields with a unique perspective and a strong skill set for a best in class end-to-end supply chain. Mr. Reis has more than 30 years of experience as a solid business leader and supply chain expert. Prior to joining Coty in this position in May 2014, Mr. Reis built his career at Groupe Danone, a multinational food products corporation, where he held several senior executive positions within Worldwide Operations from 1996 to 2014. Most recently, Mr. Reis served as Managing Director of Groupe Danone South Africa from 2009 until 2014. Mr. Reis worked at Mars, Incorporated and Bain & Co. in various business roles of increasing responsibility from 1986 to 1996. Mr. Reis holds a Master of Business Administration degree from INSEAD, the University of Manchester and a Bachelor of Science degree with Honors from the University of Manchester.
Kevin Monaco is Senior Vice President, Treasurer and Investor Relations of Coty. In this position, Mr. Monaco oversees the Company’s global treasury and tax functions and represents the Company to the investment community. His responsibilities include capital structure management, liquidity, risk management, the global tax function, and communication of the Company’s business strategy to investors and analysts. From 2006 until joining the Company as Senior Vice President, Treasurer and Investor Relations in October 2009, Mr. Monaco was Senior Vice President, Treasurer at Travelport Limited. Mr. Monaco has more than 20 years of global finance experience, including positions at Cendant Corporation, Avon Products, Inc. and at JPMorgan Chase and Co. Mr. Monaco holds a Master of Business Administration degree with Honors from the University of Notre Dame Mendoza School of Business and a Bachelor of Science degree in Business Administration from the University of Delaware.
Ayesha Zafar is Senior Vice President, Group Controller of Coty. In this position, Ms. Zafar is the Company’s principal accounting officer responsible for overseeing various activities including financial reporting systems of internal control and other compliance programs. Prior to her appointment in May 2016, Ms. Zafar served as Vice President Controller of The Hertz Corporation, a car rental business, since January 2013 and as Controller from March 2012 to January 2013. Ms. Zafar brings 30 years of finance experience in international companies across consumer goods, including Campbell Soup Company, PepsiCo, Inc. and Colgate-Palmolive Company, as well as pharmaceuticals and publishing. Ms. Zafar is a Certified Public Accountant. Ms. Zafar holds a Bachelor of Science degree in Accounting from Excelsior College.
Each executive officer serves for a one-year term ending at the next meeting of our Board at which executive officers are elected or, if earlier, his or her death, resignation or removal, subject to his or her applicable employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our Common Stock beneficially owned as of the Record Date, by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each member of our Board of Directors, (iii) each NEO and (iv) all current directors on our Board and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.
Applicable percentage ownership is based on 74,305,147 shares of Class A Common Stock and 262,062,370 shares of Class B Common Stock, each as of the Record Date.
In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date and subject to RSUs that are vested but not settled or that are going to vest and are expected to settle within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Common Stock Beneficially Owned
Name of Beneficial Owner	Class A(1)			Class B		% of Total Voting Power
	Shares		%	Shares	%
Aristotle Capital Management LLC	4,497,668	(2)	6.1	—	—	*
FMR LLC	8,235,142	(3)	11.1	—	—	*
JAB Cosmetics B.V.	9,055,671	(4)	12.2	262,062,370	100	97.6
Mousseluxe S.á.r.l.	14,562,993	(5)	19.7	—	—	*
Putnam Investments, LLC	9,426,900	(6)	12.7	—	—	*
Vanguard Group	4,518,178	(7)	6.1	—	—	*
Wellington Management Group LLP	7,599,442	(8)	10.3	—	—	*
Lambertus J.H. Becht	4,668,810	(9)	6.3	—	—	*
Patrice de Talhouët	207,297		*	—	—	*
Joachim Faber	194,061		*	—	—	*
Olivier Goudet	15,000		*	—	—	*
Peter Harf	4,570,719	(10)	6.2	—	—	*
Jules P. Kaufman	950,808	(11)	1.3	—	—	*
Paul S. Michaels	—		—	—	—	—
Jean Mortier	227,705	(12)	*	—	—	*
Camillo Pane	215,307		*	—	—	*
Mario Reis	136,000	(13)	*	—	—	*
Erhard Schoewel	352,452		*	—	—	*
Robert Singer	30,000		*	—	—	—
All Directors and Executive Officers as a Group (17 persons)	12,114,285	(14)	16.1	—	—	*

*	Less than one percent
(1)
Includes shares of Class A Common Stock subject to Stock Options that are currently exercisable or exercisable within 60 days of the Record Date, and RSUs, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of the Record Date.

(2)
Based solely on a Schedule 13G filed on July 29, 2016. Represents shares of Class A Common Stock beneficially owned by Aristotle Capital Management, LLC. Aristotle Capital Management, LLC has shared dispositive power over 4,497,668 shares and sole voting power over 2,540,173 shares. The address for Aristotle Capital Management, LLC is 11100 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025.

(3)
Based solely on a Schedule 13G filed on May 10, 2016. Represents shares of Class A Common Stock beneficially owned by FMR LLC and Abigail P. Johnson. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. FMR LLC has sole voting power over 1,052,249 shares and FMR LLC and Abigail P. Johnson have sole dispositive power over 8,235,142 shares. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based solely on a Schedule 13G/A filed on February 16, 2016, Forms 4 filed on August 3, August 8, August 11, August 12, August 16, 2016, August 29, 2016 and August 31, 2016 and Forms 4/A filed on August 25, 2016 with respect to the Forms 4 filed on August 11, 2016, and August 16, 2016. Lucresca, Agnaten, each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by JAB Cosmetics B.V., a Netherlands corporation. JAB Cosmetics B.V. is direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf, Bart Becht and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, and JAB Cosmetics B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of JAB Cosmetics B.V. and JAB Holdings B.V. is Oudeweg 147, 2031 CC Haarlem, The Netherlands.

(5)
Based solely on a Form 4/A filed on December 8, 2015. Represents shares of Class A Common Stock beneficially owned by Mousseluxe S.à.r.l. These shares are indirectly owned by Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these shares. Mousseluxe S.à.r.l. and Mr. Heilbronn have shared voting and dispositive power over these shares. The address for Mousseluxe S.à.r.l. is 65 Boulevard Grande Duchesse Charlotte, L-1331 Luxembourg. Address for Mr. Heilbronn is c/o Mousse Partners Limited, 9 West 57th Street, New York, NY 10019.

(6)
Based solely on a Schedule 13G/A filed on February 16, 2016. Represents shares of Class A Common Stock beneficially owned by Putnam Investments, LLC (“Putnam”), which wholly owns two registered investment advisors: Putnam Investments Management, LLC (“PIM”), which is the investment advisor to the Putnam family of mutual funds and the Putnam Advisory Company, LLC (“PAC” together with Putnam and PIM, the “Putnam Group”), which is the investment advisor to Putnam’s institutional clients. Putnam has sole voting power over 1,134,598 shares and sole dispositive power over 9,426,900 shares, PIM has sole voting power over 326,718 shares and sole dispositive power over 8,619,020 shares, and PAC has sole voting and dispositive power over 807,880 shares. The address for the Putnam Group is One Post Office Square, Boston, MA 02109.

(7)
Based solely on a Schedule 13G filed on February 10, 2016. Represents shares of Class A Common Stock beneficially owned by The Vanguard Group (“Vanguard Group”), which wholly owns Vanguard Fiduciary Trust Company (“Vanguard Fiduciary Trust”), an investment manager of collective trust accounts. Vanguard Group has sole voting power over 53,287 shares, sole dispositive power over 4,464,891 shares and shared dispositive power with Vanguard Fiduciary Trust over 53,287 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Based solely on a Schedule 13G filed on April 11, 2016. Represents shares of Class A Common Stock beneficially owned of record by clients of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”). Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 5,647,470 shares and shared dispositive power over 7,599,442 shares. Wellington Management Company LLP has shared voting power over 3,793,938 shares and shared dispositive power over 4,924,174 shares. The address of each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(9)
Includes 3,668,810 shares of Class A Common Stock held by a Luxembourg corporation whose sole shareholder is a revocable trust that Mr. Becht established for estate planning purposes. While Mr. Becht does not have investment control over the trust or its assets, because Mr. Becht has the power to revoke the trust at any time and assume control of the Luxembourg corporation that owns such shares, pursuant to Rule 13d-3(a)(d)(1)(i)(C), Mr. Becht is deemed to be the beneficial owner of such shares for Section 13(d) purposes and has accordingly included them in the table set forth above.

(10)	3,920,719 shares of Class A Common Stock are pledged to secure a loan under a loan facility with a bank.
(11)	Includes 532,630 shares of Class A Common Stock issuable upon exercise of vested options and 190,000 stock options vesting within 60 days of the Record Date.
(12)	Mr. Mortier is the Company’s former President of Global Markets. Based solely on his ownership as of June 30, 2016, his termination date.
(13)	110,000 shares of Class A Common Stock are pledged to secure a loan under a loan facility with a bank.
(14)	Includes 644,630 shares of Class A Common Stock issuable upon exercise of vested options and 530,000 shares of Class A Common Stock issuable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with during fiscal 2016, except that the Forms 4 reporting one transaction each filed on behalf of each of Patrice de Talhouët and Mario Reis were not timely filed and a Form 4 reporting one transaction filed on behalf of Lambertus J.H. Becht was amended to fix errors in the original reporting. All of these transactions have been reported on Form 4 subsequent to the due date.
PROPOSAL NO. 2
APPROVAL OF ADVISORY RESOLUTION ON NEO COMPENSATION (SAY-ON-PAY)
As required by Section 951 the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our NEOs. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) on page 24 of this Proxy Statement and the tables following the CD&A.
We believe that the overriding objective of our compensation program for our NEOs is to encourage, reinforce and reward delivery of stockholder value. We also believe that our compensation program is effectively designed to attract and retain high quality talent. Further, we believe that our compensation program is competitive, stimulates outstanding business growth through long-term incentives, and further aligns the NEOs’ interests with those of the Company’s stockholders.
Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“NEOs”) disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.
Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our NEOs as described in the CD&A beginning on page 24.
Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future NEO compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2017.
Compensation Discussion and Analysis
Overview of Compensation Philosophy & Objectives
The overriding objective of our compensation programs for our NEOs is to encourage, reinforce and reward delivery of stockholder value.
NEO compensation (other than for Mr. Becht) consists of base salary, annual cash awards under our Annual Performance Plan (“APP”) and equity awards under our Equity and Long-Term Incentive Plan (“ELTIP”) and its predecessor program, our Long-Term Incentive Plan (“LTIP” and, with the ELTIP, the “Long-Term Incentive Plans”). We also provide certain benefits and perquisites in line with general practice in the country in which the NEO resides and certain payments in lieu of pensions. Variable pay under our APP and Long-Term Incentive Plans has and will continue to be the most significant element of our NEO compensation program. The following discussion of the compensation program for our NEOs does not apply to Mr. Becht who is not an employee and is serving in a non-

employee role as interim CEO. The compensation provided to Mr. Becht in respect of his service as interim CEO is discussed separately below in the section titled “Non-Plan Phantom Unit Award”.
Competitive Compensation. Our compensation program for our NEOs is designed to compensate our NEOs competitively to ensure that we attract and retain the right talent to deliver stockholder value. We benchmark our compensation against a peer group of companies that includes companies against whom we compete for key talent (the “Compensation Peer Group”). We target total direct NEO compensation at the 50th percentile of the Compensation Peer Group, and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based on exceptional performance.
Equity-Based Compensation. We closely align the interests of our NEOs with those of our stockholders through a compensation program in which a significant portion of total compensation is paid through equity-based long-term incentives. To balance incentives to achieve short-term and long-term success, NEOs’ compensation includes annual grants of long-term equity-based compensation under our Long-Term Incentive Plans as well as annual cash awards under our APP as described in more detail below. Long-term equity-based compensation provides direct alignment between NEOs’ and stockholders’ interests. All annual equity-based awards have five-year cliff vesting tied to continued employment with the Company to help ensure long-term retention of key executive talent.
Variable, Performance-Based Pay. The APP is a key component of the compensation program for our NEOs. Our APP is designed to stimulate achievement of outstanding business results by linking highly-leveraged annual cash incentives to the achievement of performance targets. During fiscal 2015, we linked achievement to compensation by basing NEOs’ APP awards on performance against collective and individual targets. Collective targets represent key business objectives that we believe drive Company performance and stockholder value. Individual targets are derived from our collective targets and tailored to the areas in which an NEO can most effectively deliver stockholder value. In fiscal 2016, we continued to link achievement to compensation through the APP’s collective targets, but the RNC removed individual targets from the APP in order to increase the APP’s focus by using fewer metrics, align the APP with Company performance (through the use of the Core Business Performance Metrics), and to make the administration of the APP more clear to its participants. We believe that the re-designed APP continues to encourage, reinforce and reward delivery of stockholder value.
Stock Ownership. We strongly believe in encouraging stock ownership by our NEOs and have adopted stock ownership guidelines for our executives. Previously, we encouraged stock ownership and facilitated compliance with our stock ownership guidelines through our Platinum Program (“Platinum”), which was established in fiscal 2013. All executives who were subject to our stock ownership guidelines were invited to purchase stock through Platinum, and any executive who purchased stock through Platinum received a matching award of restricted stock units (“Platinum RSUs”). All Platinum RSUs have five-year cliff vesting tied to continued employment with the Company and continued ownership of the purchased shares that were matched by the Platinum RSUs. During fiscal 2015, we introduced our Post-Platinum Program (“Post-Platinum”) under the ELTIP, through which we award Series A Preferred Stock, $0.01 par value (the “Series A Preferred Stock”) and non-qualified stock options to purchase our Class A Common Stock (“Options”) to participating executives contingent, in each case, upon the executive’s ownership of a minimum level of Class A Common Stock. An executive’s election to participate in Post-Platinum restricts him from participation in Platinum. We believe these programs encourage stock ownership by our executive officers, which closely aligns the interests of key executives and stockholders and reduces the likelihood of excessive risk taking. In fiscal 2016, no NEO participated in Platinum and we did not make any awards under Post-Platinum.

“Say-on-Pay” Advisory Vote on Executive Compensation
        We provided stockholders a “Say-on-Pay” advisory vote on our executive compensation in 2015 under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2015 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our NEOs, with approximately 99% of the votes cast for approval of the “Say-on-Pay” advisory vote. The RNC carefully evaluated the results of the 2015 advisory vote. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each of these factors bore on the RNC’s decisions regarding our NEOs’ compensation, the RNC did not make any changes to our executive compensation program and policies as a result of the 2015 “Say-on-Pay” advisory vote.
Executive Summary
Our Named Executive Officers
Our NEOs for fiscal 2016 are:
•Lambertus J.H. Becht, interim Chief Executive Officer (“interim CEO”),
•Patrice de Talhouët, Chief Financial Officer,
•Jean Mortier, former President of Global Markets,
•Camillo Pane, Executive Vice President, Category Development,
•Mario Reis, Executive Vice President, Supply Chain, and
•Jules P. Kaufman, Senior Vice President, General Counsel and Secretary.
Mr. Mortier stepped down as President of Global Markets on November 12, 2015.
Pay for Performance Overview
Fiscal 2016 Annual Incentive Compensation. Our collective performance targets for Coty Inc. under the APP and performance relative to these targets in fiscal 2016 are set forth in “Coty Inc. Fiscal 2016 Targets”.
Coty Inc.’s fiscal 2016 performance resulted in a collective performance factor of 1.18 out of a possible maximum factor of 3.6. We measure Coty Inc.’s financial performance based on targets for growth in adjusted net income attributable to Coty Inc. and like-for-like growth in net revenues and improvement in average net working capital as a percentage of rolling net revenues. We use these performance measures because we believe they most accurately measure our performance in executing our business plan, with a focus on top line growth, margin expansion and cash flow generation. While each target is considered achievable, a superior level of performance was required to receive an award above the target level.
Fiscal 2016 long-term equity compensation. Annual long-term equity awards granted under the ELTIP in fiscal 2016 were awarded in September 2015 and were based on fiscal 2015 individual performance. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, our Board considers the collective performance of Coty Inc. during the fiscal year on which the awards are based. All annual long-term equity awards granted in fiscal 2016 for fiscal 2015 performance were awarded in the form of RSUs with five-year cliff vesting tied to continued employment with the Company. Annual long-term equity awards granted in fiscal 2017 will be granted in October 2016 and will be based on fiscal 2016 performance.
Other Highlights
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Stock ownership encouraged. We strongly believe in encouraging stock ownership by our NEOs. All of our NEOs have participated in Post-Platinum, Platinum or Platinum’s predecessor program, the Executive Stock Ownership Plan (the “EOP” and, together with Post-Platinum and Platinum, the “Executive Ownership Programs”). To further encourage stock ownership, we have adopted stock ownership guidelines requiring our Chief Executive Officer to own shares of our Class A Common Stock equal to five times his base salary and each other NEO to own shares of our Class A Common Stock equal to three times his base salary. In fiscal 2016, no NEO participated in Platinum and we did not make any awards under Post-Platinum.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than international assignment benefits, are the responsibility of the NEOs, with the exception of our agreement to pay the personal income taxes associated with certain perquisites we provide to Mr. de Talhouët. We do not provide tax gross-ups for golden parachute excise taxes.
Incentives do not encourage excessive risk taking. We believe that our compensation program does not contain features that could potentially encourage excessive risk taking, such as multi-year guaranteed bonuses, high pay opportunities relative to peer companies or mega annual equity grants. In addition, we continue to utilize multiple performance measures under the APP to reduce the risk of over concentration on a single business or financial metric. Our stock options and RSUs generally have five-year cliff vesting tied to continued employment with the Company, and management has sizable unvested stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.
No backdating or repricing of stock options. We generally make annual equity awards at the same predetermined time each fiscal year. Equity awards, including stock options, are never backdated and stock options are never issued at below-market exercise prices. In addition, repricing of stock options is expressly prohibited by our equity incentive plans.
Independent external experts engaged for executive compensation information. Each year since fiscal 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.
Perquisites. NEO perquisites are reasonable and generally represent no more than 1.2% of each NEO’s total compensation with the exception of Mr. de Talhouët whose perquisites received in connection with the reimbursement for his children’s tuition expenses amounted to 3.2% of his total compensation.
Double-trigger equity vesting upon a change in control. In March 2011, we amended our LTIP and EOP to require a “double-trigger” for accelerated vesting in connection with a change in control of the Company, which means that accelerated vesting of equity issued under the LTIP or EOP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction. This amendment applies to all equity granted after March 2011. In addition, all compensation plans and programs adopted since March 2011 that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP and Platinum, also require a “double-trigger”, other than (i) the Series A Preferred Stock, as discussed in more detail below, which provides for accelerated payout upon the occurrence of a change in control of the Company under certain circumstances, and (ii) the phantom units granted to Mr. Becht, which, as described in more detail below, provide for automatic single-trigger vesting upon the occurrence of a change in control of the Company.
Competitive Compensation and Peer Group Rationale
In establishing compensation for our NEOs, we consider the compensation practices of the Compensation Peer Group (as defined below). We consider these practices to determine the competitiveness of individual compensation elements and total compensation of our NEOs. We target total direct NEO compensation at the 50th percentile of the Compensation Peer Group, and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based upon exceptional performance in order to attract and retain talent. Individual pay to NEOs varies in accordance with experience, individual and collective performance and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.
The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.
The RNC periodically reviews the companies included in the Compensation Peer Group. Our fiscal 2016 Compensation Peer Group did not change from fiscal 2015 and included the following companies:

Avon Products, Inc.	Kimberly Clark Corporation
The Clorox Company	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
Elizabeth Arden, Inc.	Revlon, Inc.
The Estée Lauder Company, Inc.	Unilever PLC
Inter Parfums, Inc.
The last reported annual revenues of Compensation Peer Group companies ranged from $468 million to $76.3 billion, with a median of $6 billion. Benchmarking of compensation was size adjusted to reflect our annual net revenues of approximately $4.6 billion in fiscal 2014.
Elements of Compensation
Base Salary
We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary did not account for more than 32% of any NEO’s fiscal 2016 actual total direct compensation.
Salary levels are typically set and annually reviewed by the RNC. Any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group (as described in “—Competitive Compensation and Peer Group Rationale”). When determining base salaries, the RNC considers external market conditions in addition to total direct compensation targets. In fiscal 2016, Messrs. de Talhouët, Kaufman and Reis received routine merit-based increases of their base salaries of 2.5%, 6.6% and 1.5%, respectively, based on the RNC’s overall review of their performance. Mr. Pane was not yet eligible for a merit-based increase due to the commencement of his employment with us on July 1, 2015.
Annual Incentive Compensation under the APP
We provide for the opportunity to earn annual incentive cash compensation awards under the APP. The APP is a key component of the compensation program for our NEOs. It is designed to stimulate achievement of outstanding business results by linking highly-leveraged annual cash awards with the achievement of quantifiable performance measures.
Target APP awards for each NEO are calculated as a percentage of such NEO’s base salary and may be multiplied by a factor ranging from zero to 3.6 times such target award. 100% of the NEO’s APP Award is based on the Company’s achievement with respect to collective financial performance criteria. In June 2015, we removed individual performance criteria from the APP with the goal of making the APP more focused, reducing complexity and increasing transparency to participants.
Excluding our interim CEO who was not eligible for an APP award in fiscal 2016, APP award targets ranged from 60% to 75% of NEO base salary.
Core Business Performance Metrics. In June 2015, the Board approved the core business performance metrics under the APP based on the financial performance of Coty Inc. The RNC sets these collective performance targets across several performance measures based on our internal planning and forecasting processes. Each performance measure is weighted, and targets for each performance measure are set at “significantly below”, “minimum”, “below”, “target”, “exceeds” and “significantly exceeds” award levels.
In fiscal 2016, the core business performance metrics applicable to the NEOs (other than the interim CEO) were established for Coty Inc. and were measured by growth in net revenues attributable to Coty Inc., adjusted net income and improvement in net working capital. While targets when set are considered achievable, a superior level of performance is required to receive an award above the target level.

Performance Levels	Profit	Net Revenues	Net Working Capital	% of Target Award
Significantly Exceeds Target	167%	167%	129%	360%
Exceeds Target	134%	134%	115%	206%
Target	100%	100%	100%	100%
Below Target	65%	85%	90%	50%
Significantly Below Target	35%	70%	80%	20%
Minimum (Killer Factor)	0%	55%	70%	0%
Evaluation and Payment. During fiscal 2016, the RNC measured collective financial performance to determine APP awards for that fiscal year. The RNC also set an aggregate amount available for payment of APP awards based on collective financial performance.
In its review of collective performance, the RNC determines whether collective performance meets targets set at “minimum”, “significantly below”, “below”, “target”, “exceeds” and “significantly exceeds” award levels. If actual performance is between two award levels, the factor is calculated pro rata between the two award levels based on actual performance.
Measurement of performance against the established collective targets is subject to certain automatic adjustments to eliminate the effect of changes in accounting principles, impairment of intangibles, the impact of discontinued operations, acquisition expenses, nonrecurring income/expenses and the impact on net revenues of foreign currency rate fluctuations.
We condition APP awards on meeting a minimum collective target for profitability, which we refer to as the Killer Factor, so that no awards will be paid if the minimum profits target is not met. We believe this directly ties receiving awards under our APP to delivering stockholder value. In fiscal 2016, the Killer factor was $352.5 million.
In its review of performance, the RNC rates each NEO against the core business performance metrics applicable to him. The interim Chief Executive Officer participates in each performance review.
APP awards are calculated after the end of the fiscal year and paid in a single payment (adjusted for taxes as applicable) around the beginning of the second quarter of the following fiscal year.
Illustrative Example. As an example, assume an NEO has an annual base salary of $500,000 and an annual APP target set at 50% of his base salary and that his APP award is based 100% on the Company’s collective performance. Also assume the following:
Net Revenue: Significantly Exceeds Target (167%)
Profit: Adjusted Net Income: Exceeds Target (134%)
Net Working Capital: Exceeds Target (115%)
Based on these facts, the NEO’s APP award is $642,500. The NEO’s APP award could have ranged from $0, if his total APP factor was zero, to $900,000 if his total APP factor was 3.6.
The formulas below illustrate the calculation:

Bonus Percentage Calculation:	1.67 x 1.34 x 1.15	=	2.5735
Overall APP Factor:	257%
Final APP Award:	2.57 x 0.5 x $500,000	=	$642,500
Total Cash Compensation:	$500,000 + $642,500	=	$1,142,500
Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of the mechanics of the APP, including detail regarding the financial performance targets for fiscal 2016.

Long-Term Incentive Compensation Awards
We offer long-term incentive compensation in the form of equity under our Long-Term Incentive Plans and our Executive Ownership Programs. Historically, annual awards under the Long-Term Incentive Plans and equity received to match investments made under our EOP and Platinum Programs have been in the form of non-qualified stock options. In fiscal 2013, we adopted the ELTIP, which governs all equity awards granted to employees after its adoption, including awards under Platinum and Post-Platinum. Annual equity awards under the ELTIP and matching equity under Platinum are in the form of RSUs. Awards of Series A Preferred Stock and Options pursuant to Post-Platinum are also made under the Equity and Long-Term Incentive Plan.
We believe these awards will further focus our executives on increasing stockholder value. All annual equity awards under our Long-Term Incentive Plans and Platinum RSUs have five-year cliff vesting tied to continued employment with the Company. The Series A Preferred Stock and Options under Post-Platinum each generally have five-year cliff vesting tied to continued employment with the Company and subject to ownership of at least the Minimum Required Holding Amount (as defined below) through the vesting date.
In April 2015, we filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Subscription Agreement”). Under the terms provided in the various Subscription Agreements, a holder of Series A Preferred Stock is entitled to exchange any or all “Vested Series A Preferred Stock” (as defined below) prior to varying dates specified in the Subscription Agreements, into, at our sole election, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of our Class A Common Stock on the date of conversion minus (II) an amount equal to the sum of an amount in U.S. Dollars specified in each Subscription Agreement (the “Cash Conversion Price”) plus the fair market value of a share of such Class A Common Stock on the date such Vested Series A Preferred Stock was originally granted, subject to adjustment from time to time (the “Share Conversion Price” and aggregated with the Cash Conversion Price, the “Conversion Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Class A Common Stock whose aggregate value, as measured by the fair market value of a share of such Class A Common Stock on the date of conversion, is equal to the Preferred Net Value. As such, the benefit provided under the Series A Preferred Stock will always be based solely on the increase in value of our Class A Common Stock after the date of grant and the Series A Preferred Stock will not have any value until the value of our Class A Common Stock exceeds the value of such shares on the date of grant plus the Cash Conversion Price. Under the terms provided in the various Subscription Agreements, the right of a holder of Series A Preferred Stock to exchange any or all shares of Vested Series A Preferred Stock typically expires on the earliest to occur of: (i) the first anniversary of the holder’s termination of employment due to death or disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged as set forth in the paragraph above.
To the extent provided in the applicable Subscription Agreement, Vested Series A Preferred Stock will also automatically be exchanged into cash to the extent that a holder has not already exchanged at least an amount that corresponds to services performed by the holder in the United States by the March 1 immediately following the calendar year in which shares of Series A Preferred Stock are deemed to be Vested Series A Preferred Stock.
In addition, following the date of a change of control, we have the right to cause any Vested Series A Preferred Stock to be exchanged for the Preferred Net Value payable, at our sole option and election, either in cash or Class A Common Stock, as applicable.
We are not required to exchange any Vested Series A Preferred Stock into any Class A Common Stock to the extent such conversion, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon conversion, (ii) approval from the exchange on which shares of the Class A Common Stock are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by our stockholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received.

“Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by an executive on the earliest of (i) a date specified in each Subscription Agreement; (ii) termination of employment as a result of death or disability; or (iii) a termination of employment under certain circumstances following a change of control.
The holder of any Series A Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.
Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them an ownership stake in our future growth and financial success. The programs also provide a direct link between the interests of our stockholders and our NEOs and other eligible leadership employees.
We use the Black-Scholes methodology and, when applicable, the Monte Carlo methodology to value stock option awards (both ours and those of companies in the Compensation Peer Group) to enable meaningful comparisons across companies and across time. Shares purchased under the Executive Ownership Programs are not considered compensation because executives purchase the shares at their fair market value. Shares purchased under Platinum, Platinum RSUs and awards under Post-Platinum of Series A Preferred Stock and Options are not taken into account in determining target compensation levels for the NEOs.
Annual Awards under our Long-Term Incentive Plans. Awards under our Long-Term Incentive Plans recognize strong collective financial performance and individual achievement and align each NEO’s interests with our organizational goals and our stockholders’ long-term financial interests. The number of total available awards is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants for that fiscal year, our Board considers collective performance of Coty Inc. during the fiscal year on which the awards are based.
The RNC considers several factors when determining long-term incentive awards for each NEO. First, notional grants or target awards are established. As total target direct compensation is benchmarked against the 50th percentile of the Compensation Peer Group, the RNC deducts the NEO’s base salary and target APP award from the total target direct compensation when determining the NEO’s target annual award under the ELTIP. Then, these target awards are adjusted based on the RNC’s determination of the total pool size and its subjective review of the NEO’s individual overall performance during the fiscal year.
Award determinations are typically made in September of each year. There is no relationship between the timing of the granting of awards and our release of material non-public information.
Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of our long-term equity program and actual awards granted in fiscal 2016.
Executive Stock Ownership
We strongly believe in encouraging stock ownership by our NEOs. We encourage NEOs to own stock in the Company in two ways: through our Executive Ownership Programs and by our stock ownership guidelines.
Executive Ownership Programs. The primary way we encourage stock ownership and compliance with stock ownership guidelines by our NEOs is through our Executive Ownership Programs. In December 2012, Platinum replaced the EOP as our Executive Ownership Program. Under Platinum, executives are invited to purchase stock through Platinum and receive matching awards of Platinum RSUs based upon their investments. In fiscal 2015, we introduced Post-Platinum, under which we awarded Series A Preferred Stock and Options to certain executives. An executive’s election to participate in Post-Platinum restricts him from participation in Platinum.
Under Platinum, for every three shares purchased up to an amount equal to 100% of the participant’s stock ownership guidelines, the participant will receive one matching Platinum RSU. No shares purchased under Platinum over an amount equal to 100% of the participant’s stock ownership guidelines will receive a matching Platinum RSU.
As noted above, in fiscal 2015, certain of our NEOs received additional awards under Post-Platinum of either Series A Preferred Stock or Options. Under this program, Series A Preferred Stock was awarded to each of Messrs. de Talhouët and Reis, while each of Messrs. Kaufman and Mortier received awards of Options. To vest in any portion of these awards, our NEOs are required to hold a minimum level of Class A Common Stock (the “Minimum Required Holding Amount”) by a specified date, with full vesting available only if the NEO holds, as of such date, the maximum investment amount established for the NEO (the “Maximum Investment Amount”). Vesting of the Series A Preferred

Stock and the Options, as applicable, is contingent upon each NEO holding at least his Minimum Required Holding Amount through the vesting date. If the Maximum Investment Amount is not met the awards will not vest in full and all or a portion of the awards, based on the amount of underperformance with respect to the Maximum Investment Amount, will be forfeited at that time.
In fiscal 2016, no NEO participated in Platinum and we did not make any awards under Post-Platinum.
Stock Ownership Guidelines. In February 2012, we adopted stock ownership guidelines that apply to our NEOs. Our Chief Executive Officer’s target is five times his annual base salary. Targets for all other NEOs are three times the NEO’s annual base salary. Each NEO has seven years to meet his target. As of June 30, 2016, each NEO has achieved his ownership target.
Other Benefits and Perquisites
General. In general, our NEOs participate in the same benefit plans generally available to our employees in the home country in which the NEO resides. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.
Perquisites. We provide NEOs with reasonable perquisites on an individual basis. The perquisites generally include car allowances to the extent deemed necessary for business purposes. Perquisites generally represented no more than 1.2% of each NEO’s total direct compensation in fiscal 2016 with the exception of Mr. de Talhouët, whose perquisites received in connection with the reimbursement for his children’s tuition expenses amounted to 3.2% of his total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are reported in the Summary Compensation Table.
Retirement Plans. We provide retirement benefits to our NEOs in the United States and certain other employees in the United States under our Retirement Savings Plan.
Potential Payments upon Termination of Employment. The employment agreements with our NEOs and our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change in Control”.
Employment Agreements
We have also entered into employment agreements with each of our NEOs. The employment agreements are described in “—Employment Agreements”.
Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the deductions for compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to $1,000,000 per year, but contains an exception for certain performance-based compensation. However, there is transitional relief from Section 162(m) for compensation paid pursuant to certain plans or agreements of corporations which are privately held and which become publicly held in an initial public offering. It is expected that the transitional relief will no longer apply to us as of the date of the 2016 Annual Stockholders Meeting since we intend to seek approval from our stockholders to increase the number of shares available for issuance under our equity compensation plans. We intend to seek stockholder approval in order to meet an exception for certain performance-based compensation.
Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests and to further advance organizational growth while providing competitive base salaries.
While the RNC is mindful of the benefit to the Company of the full deductibility of compensation, the committee believes that the requirements of Section 162(m) should not impair its flexibility in compensating our NEOs in a manner that can best promote the Company’s objectives. Therefore, the RNC has not adopted a policy that requires that all compensation be deductible. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.

Independent External Experts Engaged by the Remuneration and Nomination Committee
The RNC has engaged an independent external expert to provide information with respect to our executive compensation.
The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.
In fiscal 2016, the RNC engaged Deloitte LLP to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance. The AFC and RNC assessed the independence of Deloitte LLP and concluded that Deloitte LLP is independent and no conflict of interest exists that would prevent Deloitte LLP from providing this information to the RNC.
Summary Compensation Table
The following table sets forth information regarding fiscal 2014, 2015 and 2016 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)		All Other Compensation ($)(1)		Total Compensation ($)(1)
Lambertus J.H. Becht, Interim CEO	2016		8,106,000	(5)	—	—		—		8,106,000
	2015	—	1,000,009	(5)	—	—		—		1,000,009
Patrice de Talhouët, CFO	2016	784,100	1,500,007		—	551,800		132,512	(6)	2,968,419
	2015	765,000	1,418,842		3,257,357	711,800		256,923	(6)	6,409,922
	2014	375,000	1,137,485		—	195,075		220,108	(6)	1,927,668
Jean Mortier, Former President of Global Markets	2016	663,480	1,999,999		—	587,180		9,080,341	(7)	12,331,000
	2015	719,995	1,986,000		5,439,289	793,631		15,335	(7)	8,954,250
	2014	719,210	1,945,200		—	400,456		17,399	(7)	3,082,265
Camillo Pane, EVP, Category Development	2016	592,320	2,876,000		—	711,376	(8)	115,673	(9)	4,295,369
Mario Reis, EVP, Supply Chain	2016	609,560	1,000,014		—	429,919		25,573	(10)	2,065,066
	2015	609,997	993,000		3,257,357	617,030		41,633	(10)	5,519,017
Jules P. Kaufman, SVP, General Counsel & Secretary	2016	525,000	750,003		—	366,000		18,365	(11)	1,659,368
	2015	492,700	744,750		3,263,575	441,500		11,278	(11)	4,953,803

(1)
Mr. Mortier is paid in Euros. Mr. de Talhouët and Mr. Kaufman are paid in U.S. dollars. Mr. Reis is paid in Swiss Francs. Mr. Pane is paid in British pounds. Exchange rates for fiscal 2016 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Amounts represent the grant date fair value of the RSUs granted on January 1, 2014, February 18, 2014, September 30, 2014 and September 30, 2015 and matching Platinum RSUs granted on February 21, 2014, November 7, 2014 as well as RSUs granted on July 21, 2015 and September 21, 2015, in each case calculated in accordance with FASB ASC Topic 718.

(3)
Amounts represent the grant date fair value of Options and Series A Preferred Stock granted on April 15, 2015 under the ELTIP, in each case calculated in accordance with FASB ASC Topic 718. Options and Series A Preferred Stock were issued, in each case, pursuant to the executive’s ownership of a minimum level of Class A Common Stock.

(4)
Amounts represent cash awards paid under the APP in October 2014 with respect to fiscal 2014 performance, in October 2015 with respect to fiscal 2015 performance and expected to be paid in October 2016 with respect to fiscal 2016 performance.

(5)
In fiscal 2015 Mr. Becht received an award of phantom units granted on December 1, 2014, valued at $1,000,009 based on the closing price of Class A Common Stock on December 1, 2014. In fiscal 2016 Mr. Becht received an award of phantom units granted on July 21, 2015, valued at $8,106,000 based on the closing price of Class A Common Stock on July 21, 2015. These awards were granted outside of any equity compensation plans of the Company.

(6)
In fiscal 2014, we provided Mr. de Talhouët with a car lease valued at $6,487, reimbursement for travel to France valued at $25,988, reimbursement for his children’s school tuition valued at $107,283, plus tax gross ups for such education valued at $69,827. Additionally, in 2014, Mr. de Talhouët received assistance in and reimbursement for the cost of renewing his work permit and visas valued at $10,523. In fiscal 2015, we provided Mr. de Talhouët with a car allowance valued at $4,898 paid in one installment in December 2014, a Company car lease valued at $8,470 for fiscal 2015, reimbursement for travel to France valued at $13,923, reimbursement for children’s school tuition in the amount of $118,555, plus tax gross ups for such education valued at $97,172, and reimbursement for tax assistance in amount of $11,972. Mr. de Talhouët also received a discount of $1,933 on shares purchased on April 15, 2015 from JAB Cosmetics B.V., based on the difference between the purchase price of $24.86 per share and the market closing price of $24.97. In fiscal 2016, we provided Mr. de Talhouët with a car allowance valued at $7,054 paid in one installment in December 2015, a Company car lease valued at $8,381 for fiscal 2016, reimbursement for travel to France valued at $20,626, reimbursement for children’s school tuition in the amount of $58,110, plus gross up taxes for such education valued at $38,341.

(7)
Mr. Mortier served as President of Global Markets and a member of the Coty Executive Committee until his succession by Mr. Huber in November 2015. We provided Mr. Mortier with a car lease valued at $17,399 in fiscal 2014, $15,335 in fiscal 2015 and $18,339 in fiscal 2016 for a dual-purpose Company car. In addition, pursuant to the Separation Agreement (as defined below), Mr. Mortier received a global settlement payment of approximately $5,409,400; a severance payment of approximately $2,331,200; reimbursement for paid leave not taken of approximately $170,983; reimbursement for costs associated with legal and advisor fees of approximately $4,976; and an exceptional bonus in the amount of $1,145,443.

(8)
Mr. Pane received a one-time cash payment in the amount of $222,220 to alleviate the lost bonus opportunity with his former employer. Mr. Pane would have been required to repay this amount to the Company in the event of Mr. Pane’s resignation or termination for cause within 12 months from Mr. Pane’s date of hire.

(9)	We provided Mr. Pane with the car allowance in the amount of $19,547 and reimbursement for his children’s school tuition valued at $51,079, plus gross up taxes for such education valued at $45,047.
(10)
In fiscal 2015, we provided Mr. Reis with a car allowance in the amount of $7,735 for the period of July 2014 through September 2014 and dual-purpose Company car valued at $24,798 for the period of October 2014 through June 2015. Mr. Reis received a discount of $9,100 on shares purchased on June 12, 2015 from JAB Cosmetics B.V., based on the difference between the purchase price of $25.92 and the market closing price of $26.27. In fiscal 2016, we provided Mr. Reis with a car lease valued at $25,573.

(11)	We provided Mr. Kaufman with a car allowance and car lease in the aggregate amount of $11,278 in fiscal 2015 and $18,365 in fiscal 2016.
Fiscal 2016 Grants of Plan-Based Awards
The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal 2016.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Minimum	Target	Maximum
Lambertus J.H. Becht	7/21/2015	—	—	—	300,000	8,106,000
Patrice de Talhouët	9/21/2015				52,156	1,500,007
		—	470,460	1,693,656
Jean Mortier	9/21/2015				69,541	1,999,999
		—	497,610	1,791,396
Camillo Pane	9/21/2015				100,000	2,876,000
		—	414,624	1,492,646
Mario Reis	9/21/2015				34,771	1,000,014
		—	365,736	1,316,651
Jules P. Kaufman	9/21/2015				26,078	750,003
		—	315,000	1,134,000

(1)
Represents the range of possible payments under the APP based on each NEO’s annual base salary at fiscal year-end. Mr. Mortier will be paid in Euros, and Mr. Reis will be paid in Swiss Francs. Mr. Pane will be paid in British pounds. Exchange rates for fiscal 2016 compensation are calculated using the weighted average monthly exchange rate during the fiscal year. Awards under the APP are expected to be paid in October 2016.

(2)
Represents the annual long-term incentive compensation award of Restricted Stock Units under the ELTIP. Also represents phantom units not granted pursuant to any equity compensation plan of the Company.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The material terms of each NEO’s current employment agreement are described below:
Lambertus J.H. Becht. Mr. Becht is not an employee and is serving in his current role as our Chairman of the Board and interim CEO in a non-employee capacity. On July 21, 2016, we announced that, effective as of one day following the closing of the Transactions, Mr. Becht will step down from his position as interim CEO, but will continue to serve as Chairman of the Board.
Patrice de Talhouët. Under his employment agreement, Mr. de Talhouët is an at-will employee and our CFO. The agreement provides that Mr. de Talhouët is entitled to participate in our benefit and retirement plans generally available to our local executives and to use of a company car or a car allowance in accordance with our local policies. The agreement also provides that Mr. de Talhouët is entitled to reimbursement for his children’s private secondary school education and travel to France once per year for himself and his family, to personal tax assistance from our global provider and to assistance in and reimbursement for the cost of renewing his work permit and visas, and that he is entitled to tax gross-ups for any taxes incurred in connection with these additional perquisites.
Camillo Pane. Under his employment agreement, Mr. Pane is our Executive Vice President, Category Development. The agreement provides that Mr. Pane is entitled to participate in our benefit and retirement plans generally available to our local executives, to use of a company car or a car allowance in accordance with our local policies and payment of schooling fees in accordance with Company policy. The agreement also provides that Mr. Pane is entitled to personal tax assistance from our global provider. On July 21, 2016, we announced that, effective as of one day following the closing of the Transactions, Mr. Pane will become our Chief Executive Officer and serve as a member of the Board.
In connection with his appointment as Chief Executive Officer, on July 20, 2016 Mr. Pane entered into a new employment agreement with Coty Services UK Limited, a wholly-owned subsidiary of the Company. The employment agreement provides for an annual base salary in the amount of USD $1,000,000, payable in British pounds, an annual incentive bonus under the APP (the “APP Bonus”) targeted to be 100% of Mr. Pane’s annual base salary (with a maximum bonus of up to 3.6 times the target amount) and participation in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. In addition, Mr. Pane is entitled to receive a cash bonus equal to $1,937,763 if, at the date that the Series A Preferred Stock currently held by Mr. Pane vests in accordance with the terms and conditions of his Subscription Agreement entered into between him and the Company on April 15, 2015 (the “First Subscription Agreement”), Mr. Pane continues to be employed by the Company and the fair market value of the Class A Common Stock on such vesting date exceeds by $3.00 per share the fair market value of the Class A Common Stock on April 15, 2015.
Mr. Pane will be eligible for annual long-term incentive awards, in such amounts and in such form as shall be determined by the Board or a duly authorized committee thereof. However, it is currently expected that such annual long-term incentive awards will consist of annual grants of RSUs having a grant date fair value of $3,000,000, which RSUs represent the right to receive, upon vesting, one share of common stock for each RSU. The RSUs generally vest at the end of five years of continuous service following the grant date.
As an inducement for him to enter the Company’s employment, it is anticipated that Mr. Pane will purchase 1,000,000 shares of Series A Preferred Stock pursuant to a subscription agreement, the terms and conditions of which are expected to be substantially similar to the terms of Mr. Pane’s First Subscription Agreement. It is expected that Mr. Pane will enter into such subscription agreement effective as of one day following the closing of the Transactions and subject to Board approval.
Mr. Pane will not receive any additional compensation for his service as a director. In the event his employment is terminated by the Company without cause or by Mr. Pane with good reason, Mr. Pane will be entitled to receive a severance payment equal to two times (or in the event of termination by Mr. Pane for good reason following a change of control, three times) the aggregate of the base salary and the higher of the target APP Bonus and the average APP Bonus paid in the three years immediately prior to termination. He will also receive a pro-rated APP Bonus for the year of termination, based on his service through the date of termination and the amount that would have been payable to him based on actual performance. Mr. Pane would also be entitled to certain continued medical benefits coverage. A pro-rated APP Bonus would also be payable in respect of Mr. Pane’s service for the year of termination in the event his employment terminates due to death or disability.
Mr. Pane has also agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Mario Reis. Under his employment agreement, Mr. Reis is our Executive Vice President, Supply Chain. The agreement provides that Mr. Reis is entitled to participate in our benefit and retirement plans generally available to our local executives and to use of a company car or a car allowance in accordance with our local policies. The agreement also provides that Mr. Reis is entitled personal tax assistance from our global provider.
Jules P. Kaufman. Under his employment agreement, Mr. Kaufman is our Senior Vice President, General Counsel and Secretary. The agreement provides that Mr. Kaufman is entitled to participate in our benefit and retirement plans generally available to our local executives.
Non-Plan Phantom Unit Award
On December 1, 2014, the Board granted Mr. Becht an award of 49,432 phantom units (the “December Grant”). On July 21, 2015, the Board granted to Mr. Becht an award of 300,000 phantom units (the “July Grant”). Both the December Grant and July Grant to Mr. Becht were outside of the ELTIP and were granted in consideration of Mr. Becht’s increased and continuing responsibilities as interim CEO. The RNC deemed that it was in the best interests of the Company and its shareholders to grant to Mr. Becht these additional awards which are tied to the value of our Class A Common Stock as compensation for his increased and continuing services as interim CEO and to further align his interests and those of our stockholders. At the time of December Grant, the phantom units had a value of $1,000,009 based on the closing price of the Class A Common Stock on December 1, 2014, and at the time of the July Grant, the phantom units had a value of approximately $8,106,000 based on the closing price of the Class A Common Stock on July 21, 2015. The RNC decided to award these amounts in respect of Mr. Becht’s service as interim CEO based on its determination of the appropriate level of compensation for that position and the amount of time devoted to that position by Mr. Becht. Each phantom unit has an economic value equivalent to one share of the Class A Common

Stock. The phantom units vest on the fifth anniversary of the grant date and, in the event of a change in control or Mr. Becht’s death or disability, the phantom units shall vest immediately. Within 30 days of the grant date, Mr. Becht had the ability to elect whether to receive payment in respect of the phantom units in cash or shares of Class A Common Stock. Mr. Becht elected to receive payment in respect of the December Grant and the July Grant in shares of Class A Common Stock.
Non-Plan Series A Preferred Award
On April 14, 2015, a duly constituted committee of the Board unanimously approved an employment inducement award of Series A Preferred Stock in the amount of 645,921 shares to induce Mr. Pane to accept employment with the Company and serve in his role as Executive Vice President, Category Development. The amount and appropriateness of Mr. Pane’s stock grant was determined based on the value and amount of equity forfeited by Mr. Pane prior to joining the Company and to provide an inducement for Mr. Pane’s employment with the Company.
Mr. Pane’s Sign-on Bonus
Pursuant to Mr. Pane’s employment agreement, the Company paid to Mr. Pane a £2,000,000 bonus in April 2015 to be used to acquire within 30 days of receipt 69,875 shares of Class A Common Stock. In the event that Mr. Pane did not commence employment by July 1, 2015, he would have been required to repay the bonus amount to the Company. Mr. Pane commenced employment on July 1, 2015.The amount and appropriateness of Mr. Pane’s bonus was determined based on the value necessary to facilitate Mr. Pane’s purchase of Class A Common Stock underlying the grant of Mr. Pane’s Series A Preferred Stock award.
Mr. Mortier’s Separation Agreement
On November 12, 2015, Coty SAS, a wholly-owned subsidiary of the Company entered into a separation agreement with Mr. Mortier in connection with his separation from the Company as President of Global Markets (the “Separation Agreement”). The Separation Agreement provided for Mr. Mortier to continue to receive his fixed and variable remuneration, benefits in kind and expatriation allowance until June 30, 2016. In addition, the Separation Agreement provided that Mr. Mortier would be eligible to receive a bonus with respect to the Company’s fiscal 2016 based on actual Company performance over that period, payable no later than October 31, 2016. Under the Separation Agreement, Coty SAS agreed to pay Mr. Mortier the following amounts: a global settlement of €4,891,842.80, to be paid in two installments, with €2,000,000 to be paid within five working days following November 12, 2015 and the remainder to be paid within five working days following June 30, 2016; a payment of €2,108,157.20, to be paid on the usual salary payment date for the month of June 2016 (“June 2016 Salary Payment Date”); compensation for paid leave not taken, to be paid on the June 2016 Salary Payment Date; and reimbursement of professional expenses, to be paid on the June 2016 Salary Payment Date. The Separation Agreement also provided that Mr. Mortier would be subject to a one-year non-competition and non-solicitation period commencing on July 1, 2016 (the “Non-compete Period”), in consideration of which Coty SAS agreed to pay Mr. Mortier a monthly sum of €69,944.44. Pursuant to the Separation Agreement, Mr. Mortier’s outstanding equity awards would be treated in accordance with the governing award documentation.
Annual Incentive Compensation Awards under our APP
APP awards are calculated as set forth above in “—Annual Incentive Compensation”.
Collective Factor. The collective factor for fiscal 2016 APP awards was based on collective performance of Coty Inc. The table below sets forth each of the collective targets of the Company for purposes of incentive payout under this APP component:

Coty Inc. Fiscal 2016 Targets

	Target	Minimum		Significantly Below		Below		Target		Exceeds		Significantly Exceeds		Actual
	Improve-ment over prior year	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)
Net Income Attributable to Coty Inc. Growth YOY (40%)	14%	<(1,200)	—	(1,200)	0.35	(600)	0.65	—	1	300	1.34	600	1.67	1,059	1.67
Net Revenues Growth YOY (40%)	5.2%	<(160)	0.55	(160)	0.7	(80)	0.85	—	1	60	1.34	120	1.67	(289)	0.55
Average NWC as % of Rolling Sales Improvement YOY in basis point (20%)	100	<(100)	0.7	(100)	0.8	(50)	0.9	—	1	20	1.15	40	1.29	277	1.29
TOTAL			0		0.2		0.5		1		2.06		3.60		1.18
The collective factor of the Company for fiscal 2016 was 1.18. In fiscal 2016, like-for-like net revenues growth excluded the impact of foreign currency exchange translations, the Bourjois acquisition from the nine months ended March 31, 2016, the Brazil Acquisition, the discontinuation of the TJoy brand, and the reorganization of the Company’s mass business in China, and did not exclude revenues from the acquisition or conversion of third-party distributors. In fiscal 2016, growth in Adjusted Net Income Attributable to Coty Inc. was adjusted to take into account acquisition-related costs, restructuring costs and business structure realignment costs, amortization expense, asset impairment charges, share-based compensation expenses, gain on sales of assets, other expense, loss on early extinguishment of debt, and interest expenses, net of taxes.
APP Awards by NEO. The following table shows the minimum, target and maximum amounts each NEO could have been awarded in fiscal 2016.

Name	Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Maximum ($)	Award Target ($)	Actual APP Factor	Actual Award ($)(2)
Lambertus J.H. Becht	—	—	—	—	—	—	—
Patrice de Talhouët	784,100	60%	—	1,693,656	470,460	1.18	551,800
Jean Mortier	663,480	75%	—	1,791,396	497,610	1.18	587,180
Camillo Pane	592,320	70%	—	1,492,646	414,624	1.18	489,256
Mario Reis	609,560	60%	—	1,316,651	365,736	1.18	429,919
Jules P. Kaufman	525,000	60%	—	1,134,000	315,000	1.18	366,000

(1)
Represents annual base salary as of June 30, 2016. In fiscal 2016 Mr. Mortier was paid in Euros and Mr. Reis was paid in Swiss Francs. Mr. Pane was paid in British pounds. Exchange rates for fiscal 2016 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Actual award amounts are calculated based on each NEO’s annual base salary in the local currency in which they are paid. Exchange rates for fiscal 2016 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

Long-Term Incentive Compensation Awards
Annual Grant. Through the process described in “—Long-Term Incentive Compensation, Annual Awards under our Long-Term Incentive Plans”, the RNC determined that the total number of awards available for the annual grant in fiscal 2016 for fiscal 2015 performance was 1,293,627 RSUs. The target awards for Messrs. de Talhouët, Mortier, Pane, Reis and Kaufman were 52,156 RSUs, 69,541 RSUs, 100,000 RSUs, 34,771 RSUs and 26,078 RSUs, respectively. After assessing the individual performance of each NEO, the RNC awarded each NEO 100% of his target award.
Outstanding Equity Awards at 2016 Fiscal Year End
The following table shows outstanding equity awards held by the NEOs as of June 30, 2016, the last day of our fiscal year. The market value of the shares of unvested restricted stock is determined by multiplying the number of outstanding awards by $25.99 which was the closing price of our Class A Common Stock on June 30, 2016. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs.
Outstanding Equity Awards at Fiscal Year-End

NEO	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lambertus J.H. Becht						300,000	(2)	7,797,000
						49,432	(2)	1,284,738
Patrice de Talhouët		621,633	(3)	27.97	4/15/2025	52,156	(4)	1,355,534
						60,000	(5)	1,559,400
Camillo Pane		645,921	(3)	27.97	4/15/2025	100,000	(4)	2,599,000

Mario Reis		408,000	(3)	27.97	4/15/2025	34,771	(4)	903,698
						60,000	(5)	1,559,400
Jules P. Kaufman		372,980		24.13	4/15/2025	26,078	(4)	677,767
		230,600		10.5	1/10/2022	45,000	(5)	1,169,550
		190,000		10.5	9/22/2021	45,000	(6)	1,169,550
	212,630			9.2	12/3/2020	1,092	(7)	28,381
	170,000			9.2	9/14/2020	37,500	(8)	974,625
	75,000			8.25	9/8/2019
	75,000			6.4	1/7/2019

(1)
Each of the Stock Options, matching options under the EOP (“Matching Options”) and Options described in this table expires ten years after the grant date. All Stock Options, Matching Options and Options vest on the fifth anniversary of the grant date, subject to certain vesting conditions. All Series A Preferred Stock described in this table expire after seven years and vest on the fifth anniversary of the grant date, subject to certain vesting conditions.

(2)
Represents phantom units granted on December 1, 2014 and July 21, 2015. The phantom units vest on the fifth anniversary of the grant date, subject to certain vesting conditions. Mr. Becht also received RSUs granted under the 2007 Director Plan in connection with his services as Chairman of the Board. The grants of 30,000, 30,000, 30,000, 30,000 and 22,500 RSUs were granted in November 2015, 2014, 2013, 2012 and 2011, respectively, and vest five years after the grant date.

(3)	Represents Series A Preferred Stock granted under the ELTIP on April 15, 2015 that vest five years after the grant date, subject to certain vesting conditions.
(4)	Represents RSUs granted under the ELTIP on September 21, 2015 that vest five years after the grant date.
(5)	Represents RSUs granted under the ELTIP on September 30, 2014 that vest five years after the grant date.
(6)	Represents RSUs granted under the ELTIP on September 30, 2013 that vest five years after the grant date.
(7)	Represents matching Platinum RSUs granted on January 17, 2013 in connection with purchase of stock under Platinum.
(8)	Represents RSUs granted under the LTIP on September 25, 2012 that vest five years after the grant date.
Option Exercises and Stock Vested
The following table sets forth each NEO’s information on exercises of stock options as well as vesting of RSUs during fiscal 2016.

NEO	Option Awards			Stock Awards
	Number of shares acquired on exercise (#)		Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Lambertus J.H. Becht	—		—	—	—
Patrice de Talhouët	—		—	—	—
Jean Mortier	26,276	(2)	493,997	—	—
	73,724	(2)	1,397,107	—	—
	99,700	(2)	1,755,877	—	—
	100,000	(2)	1,895,050	—	—
	82,521	(2)	1,783,188	—	—
	3,174	(2)	65,384	—	—
	2,200	(2)	45,360	—	—
	12,105	(2)	249,852	—	—
	24,091	(2)	452,680	—	—
	30,909	(2)	596,896	—	—
	70,000	(2)	1,222,753	—	—
	45,000	(2)	826,263	—	—
	74,980	(2)	1,309,743	—	—
Camillo Pane	—		—	—	—
Mario Reis	—		—	—	—
Jules P. Kaufman	110,250	(3)	2,193,600	—	—

(1)	Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.
(2)
26,276 options exercised were granted on September 10, 2007 at an exercise price of $10.20; 73,724 options exercised were granted on September 10, 2007 at an exercise price of $10.20; 99,700 options exercised were granted on November 1, 2007 at an exercise price of $10.20; 100,000 options exercised were granted on November 1, 2007 at an exercise price of $10.20; 82,521 options exercised were granted on January 7, 2009 at an exercise price of $6.40; 3,174 options exercised were granted on January 7, 2009 at an exercise price of $6.40; 2,200 options exercised were granted on January 7, 2009 at an exercise price of $6.40; 12,105 options exercised were granted on January 7, 2009 at an exercise price of $6.40; 24,091 options exercised were granted on September 8, 2009 at an exercise price of $8.25; 30,909 options exercised were granted on September 8, 2009 at an exercise price of $8.25; 70,000 options exercised were granted on September 14, 2010 at an exercise price of $9.20; 45,000 options exercised were granted on September 14, 2010 at an exercise price of $9.20; 74,980 options exercised were granted on December 3, 2010 at an exercise price of $9.20;

(3)	110,250 options exercised were granted on March 2, 2009 at an exercise price of $6.40

Pension Benefits
We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.
Potential Payments upon Termination or Change-in-Control
As described in this CD&A and the narrative to the foregoing tables, we have entered into employment agreements with each of our NEOs (other than the interim CEO) and maintain certain incentive, equity and benefit plans in which our NEOs participate. These employment agreements and plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.
Payments under the APP
A pro-rated award for the fiscal year in which an NEO’s employment is terminated may be paid under the APP if his employment is terminated by reason of retirement, disability or death. Under the APP, no awards for the fiscal year in which an NEO’s employment is terminated are paid if an NEO’s employment is terminated for any reason other than retirement, disability or death.
In the event of a change in control, each NEO will be paid an award equal to the “exceeds” target award for the fiscal year in which the change in control occurs.
Matching Options under the EOP, Stock Options under the LTIP, RSUs, Platinum RSUs, Options and Series A Preferred Stock under the ELTIP
Treatment upon termination due to death, disability or retirement. All unvested Matching Options, unvested Stock Options, unvested Options, unvested RSUs, and unvested Platinum RSUs will accelerate on a pro rata basis. The pro rata amount is based on the number of days that have passed since the Matching Options, Stock Options, Options, RSUs or Platinum RSUs were granted. Series A Preferred Stock vest in full.
Treatment upon termination for any reason other than retirement, death or disability. All unvested Matching Options, unvested Stock Options, Options, unvested RSUs, unvested Platinum RSUs and Series A Preferred Stock will be forfeited and canceled.
Treatment upon a change in control. In March 2011, we amended the EOP and the LTIP to require “double-trigger” vesting upon a change in control. The amendments applied to all Matching Options and Stock Options granted after March 2011. All equity granted prior to March 2011 will automatically vest upon a change in control. All equity granted under the EOP or LTIP after March 2011 and all equity granted under the ELTIP will vest if an NEO’s employment is terminated without cause or he resigns for Good Reason within twelve months following a change in control; provided that, for the Series A Preferred Stock, the change in control must occur after the first anniversary of the original issue date.
Interim CEO Equity Awards
The Interim CEO’s outstanding equity awards will vest in full upon termination of service due to death or disability or upon a change in control.
Certain Additional Payments
Unless specified below, each NEO would not have any additional payments upon termination of his employment for any reason or a change in control, except for payments provided for under the APP and accelerated vesting under the EOP, LTIP and ELTIP.

•	Mr. de Talhouët is entitled to 90-days base salary if his employment is terminated due to resignation or retirement and 12 months base salary if his employment is terminated without cause.

•	Mr. Pane is entitled to 6 months base salary if his employment is terminated without cause.

•	Mr. Reis is entitled to 12 months base salary if his employment is terminated without cause.

•
Mr. Kaufman is entitled to 12 months base salary if his employment is terminated without cause or due to resignation with good reason, base salary for 13 weeks (minus any sums granted under statutory sick pay or

Company-funded insurance) in the case of disability and one month base salary if his employment is terminated due to death.
Effect of Section 409A on Timing of Payments and Equity Awards
Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.
Potential Payments in the Event of Termination at the End of Our Last Fiscal Year
The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO if employment had been terminated or upon a change in control, on June 30, 2016. Amounts received due to accelerated vesting of equity were calculated using closing price of our Common Stock as of June 30, 2016, which was $25.99 The value of accelerated vesting of Stock Options was calculated by subtracting the exercise price of the Stock Option from $25.99.
Exchange rates are calculated using the weighted average monthly exchange rate during the fiscal year.

Name	Resignation with Good Reason		Termination without cause	Termination for cause		Resignation without Good Reason		Disability, Retirement or death		Change in Control (1)	Resignation with Good Reason or Termination without Cause after Change in Control (2)
Lambertus J.H. Becht	—		—	—		—		9,081,738		9,081,738	9,081,738
Patrice de Talhouët	193,340		784,100	—		193,340		1,308,005	(3)	940,920	3,108,274	(4)
Camillo Pane	—	(5)	296,160	—	(5)	—	(5)	892,283	(5)	829,248	2,599,000	(6)
Mario Reis	—		609,560	—		—		1,116,055		731,473	2,463,098	(7)
Jules P. Kaufman	525,000		525,000	—		—		8,452,470	(8)	9,854,108	11,753,710

(1)
Includes accelerated vesting of stock options granted before March 2011, the date we amended our LTIP and EOP to require a “double-trigger” for accelerated vesting in connection with a change in control of the Company.

(2)
Incremental payments represented in this column do not include any incremental payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.

(3)
Represents incremental payments Mr. de Talhouët is entitled to receive upon termination of his employment due to his disability or death. Mr. de Talhouët is entitled to receive an additional $193,340 upon his retirement.

(4)
Represents incremental payments Mr. de Talhouët is entitled to receive if he had resigned for good reason after a change in control. Mr. de Talhouët is entitled to receive an additional $590,760 if his employment had been terminated without cause after a change in control.

(5)
Mr. Pane received a one-time cash payment in the amount of $222,220 to alleviate the lost bonus opportunity with his former employer. Mr. Pane is required to repay this amount to the Company in the event of Mr. Pane’s resignation or termination for cause within 12 months from Mr. Pane’s date of hire.

(6)
Represents incremental payments Mr. Pane is entitled to receive if he had been terminated without cause after a change in control. Mr. Pane would fully repay a cash bonus of $222,220 if he resigned with good reason after a change in control.

(7)
Represents incremental payments Mr. Reis is entitled to receive if he had resigned for good reason after a change in control. Mr. Reis is entitled to receive an additional $609,997 if his employment had been terminated without cause after a change in control.

(8)
Represents incremental payments Mr. Kaufman is entitled to receive upon termination of his employment due to his retirement. Mr. Kaufman is entitled to receive an additional $43,750 upon termination due to death and an additional $131,250 upon termination due to disability.

Pursuant to the Separation Agreement, Mr. Mortier is entitled to receive payments equal to approximately $10,577,311. In fiscal 2016, Mr. Mortier received the following amounts pursuant to the Separation Agreement: a global settlement payment of approximately $5,409,400; a severance payment of approximately $2,331,200; reimbursement for paid leave not taken of approximately $170,983; reimbursement for costs associated with legal and advisor fees of approximately $4,976; and an exceptional bonus in the amount of $1,145,443. In July 2016, Mr. Mortier also received a payment of $77,344 in consideration for the Non-compete Period. Approximately $850,785 remains to be paid out in respect of the Non-compete Period. Mr. Mortier is also entitled to a payment of $587,180, which represents the amount expected to be paid to Mr. Mortier under the APP based on Company performance for the fiscal year ended June 30, 2016.
REMUNERATION AND NOMINATION COMMITTEE REPORT
The Remuneration and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (this “CD&A”) with management and based on such review and discussions has recommended to the Board of Directors that this CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2016 Annual Meeting of Stockholders.
The Remuneration and Nomination Committee
Peter Harf, Chair
Lambertus J.H. Becht
Paul S. Michaels
Erhard Schoewel
PROPOSAL NO. 3
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EQUITY AND LONG-TERM INCENTIVE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN
On September 7, 2016, the Board approved an amendment and restatement of the Coty Inc. Equity and Long-Term Incentive Plan (the “ELTIP”), subject to approval by our stockholders, to, among other things, increase the available share reserve under the ELTIP by 50 million shares (see “—Increase in Share Reserve” below). This amendment is also conditioned upon the Company’s delivery, and P&G’s receipt and acceptance of, a tax opinion prior to the date of the Annual Meeting, as required by the Tax Matters Agreement, which will be entered into in connection with the closing of the Transactions, by and among P&G, the Company, Galleria Co. and Green Acquisition Sub Inc. (the “Tax Matters Agreement”). The tax opinion must be reasonably satisfactory to P&G and must provide that the amendment will not affect the intended tax treatment of the Transactions. In addition, stockholder approval of the amendment and restatement of the ELTIP will constitute approval of the material terms of the performance goals under the ELTIP for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see “—Section 162(m) Performance Goals” below).
Increase in Share Reserve
If the proposed amendment and restatement of the ELTIP is approved by our stockholders, then, effective November 3, 2016, the total number of shares that may be subject to awards granted under the ELTIP will equal 68 million shares. As of September 15, 2016, approximately 11.8 million shares are reserved for award or purchase under the ELTIP, and an additional 50 million shares would be added to the ELTIP if this proposed amendment and restatement is approved. The approximately 61.8 million common shares that will be reserved for award or purchase under the ELTIP if this proposal is approved represent approximately 18% of the Class A Common Stock and Class B Common Stock outstanding on a fully-diluted basis as of September 15, 2016. Based on our historic share usage and currently-anticipated usage rate going forward, we believe that if this proposal is approved, we will have enough shares to fund future grants under the ELTIP for approximately the next five years.
The Board believes that it is desirable to increase the share reserve so that we can continue to meet the goals of our equity incentive program of attracting, retaining and motivating our executives and employees and linking their interests with those of our stockholders through long-term equity-based compensation. If the increase in the share reserve is not approved by our stockholders, we will be unable to maintain our current new hire and annual equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting and retaining talent. We will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders and our long-term business strategy as effectively as equity incentive awards.
Section 162(m) Performance Goals
Stockholder approval of the amended and restated ELTIP will constitute approval of the material terms of the performance goals under the ELTIP. We are seeking approval of the material terms of the performance goals to preserve our ability to grant awards that meet the requirements to avoid the disallowance of tax deductibility under Section 162(m) of the Code.
Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to any person who serves as chief executive officer or who is one of the three other most highly compensated executive officers, other than the chief financial officer, of a publicly held corporation (each such person, a “Covered Employee”) to $1 million per year, with an exception for qualified performance-based compensation.
As a newly public company, we have been eligible for special transition relief under Section 162(m) of the Code. This special transition period will expire upon stockholder approval of the amended and restated ELTIP. The Board has determined that it is in the Company’s best interests to preserve the flexibility to grant cash and equity incentive awards that are intended to comply with the qualified performance-based compensation exception under Section 162(m) of the Code.
Upon expiration of the transition period described above, one of the requirements of the qualified performance-based compensation exception under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders at least once every five years. For purposes of Section 162(m) of the Code, the material terms of the performance goals are:

•	the individuals eligible to receive compensation (see “—Summary of the ELTIP—Eligibility” below);

•	a description of the business criteria on which the performance goals are based (see “—Summary of the ELTIP—Performance Criteria” below); and

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either the maximum amount of compensation that could be paid to an employee if the performance goals are attained or the formula used to calculate the amount of compensation to be paid to the employee if the performance goals are attained (see “—Summary of the ELTIP—Individual Limits” below).

Key Data
Overhang is equal to the total number of shares subject to equity awards outstanding divided by the total common stock outstanding. As of September 15, 2016, the Company’s overhang was approximately 3%.
Burn Rate is equal to the number of awards made in connection with the Company’s annual grant of restricted stock units under the ELTIP in a fiscal year divided by the total number of shares of common stock outstanding for each respective year. The following table sets forth information to calculate the Company's burn rate for the last three fiscal years:

Fiscal Year	RSUs Granted	Common Shares Outstanding	Burn Rate
2014	1,779,325	383,917,514	0.46
2015	1,792,580	389,026,899	0.46
2016	1,293,627	360,862,168	0.36

Summary of the ELTIP
The following is a summary of the principal features of the ELTIP, as amended and restated. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the ELTIP, as amended and restated, a copy of which has been filed with the SEC with this Proxy Statement as Annex A.

Purpose
The purpose of the ELTIP is to promote the interests of the Company and its stockholders by attracting and retaining exceptional executive personnel and other key employees, motivating employees by means of performance related incentives to achieve long range performance goals and enabling employees to participate in the long term growth and financial success of the Company.
Eligibility
Our employees are eligible to receive awards under the ELTIP. As of September 15, 2016, there were approximately 500 employees eligible to receive awards under the ELTIP.
Authorized Shares
Subject to adjustment (as described below), if this proposal is approved, the number of shares that will be reserved for award or purchase under the ELTIP will equal 61.8 million shares. If an award is canceled, terminates, expires or lapses for any reason, the shares covered by the award again will be available for issuance under the plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes will not be available for issuance under the plan. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the plan. Any shares delivered pursuant to an award under the plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares.
Individual Limits
The maximum number of shares or share equivalent units that may be granted during any fiscal year to any one participant under options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards is $25,000,000 (determined based upon the fair market value of the shares underlying the awards on the date of grant), which limit applies regardless of whether the compensation is paid in shares or in cash. The maximum aggregate dollar amount that may be paid to any one participant during any fiscal year under performance awards or any cash-based award is also $25,000,000.
Administration
The ELTIP is administered by the RNC or any successor committee or subcommittee that meets the independence requirements of the NYSE or any other applicable exchange on which the Class A Common Stock is listed and the requirements for “outside directors” under Section 162(m) of the Code and regulations thereunder.
Except as limited by law or the Bylaws, and subject to the provisions of the plan, the committee has the authority under the ELTIP to:

•	select eligible employees to participate in the ELTIP;

•	determine the size and type of awards;

•	determine the terms and conditions of awards in a manner consistent with the ELTIP;

•	determine whether, to what extent, and under what circumstances awards may be settled or exercised in Class A Common Stock, and the method by which awards may be settled or exercised;

•	determine the fair market value of the Class A Common Stock;

•	construe and interpret the ELTIP and any agreement or instrument entered into under the ELTIP;

•	establish, amend or waive rules and regulations for the ELTIP’s administration;

•	specify the exercise price in connection with an award of a stock option or stock appreciation right;

•	amend the terms and conditions of any outstanding award to the extent the amended terms are within the committee’s authority under the ELTIP; and

•	make all other determinations that may be necessary or advisable to administer the ELTIP.

The committee may delegate its authority to officers or employees of the Company except with respect to awards to executive officers or to the extent that the grant or exercise of such authority would cause certain adverse consequences under certain laws or regulations, such as Section 162(m) of the Code.
Types of Awards
The ELTIP provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

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Stock options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the committee and may not be less than the closing price of a share on the grant date. The committee will determine the date after which each stock option may be exercised and the expiration date of each option.

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Stock appreciation rights. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. Any SAR will be granted subject to the same terms and conditions as apply to stock options.

•	Restricted shares. Restricted shares are an award of shares that are subject to restrictions on transfer and a substantial risk of forfeiture.

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Restricted stock units. Restricted stock units represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.

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Performance awards. Performance awards, which may be denominated in cash or shares, will be earned on the satisfaction of performance criteria specified by the committee. The committee has authority to specify that any other award granted under the ELTIP will constitute a performance award by conditioning the exercisability or settlement of the award on the satisfaction of performance criteria.

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Other stock-based awards. The committee is authorized to grant other stock-based awards, which may be denominated in shares or denominated or payable in, valued by reference to, or otherwise based on or related to shares, including securities convertible into shares.

Performance Criteria
The performance criteria for awards that are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code may vary by participant and by award and may be based upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; customer complaints or customer satisfaction; and improvements in financial controls.
The performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
The committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the committee at the time performance criteria are established, each applicable performance goal may be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Nontransferability
Except as otherwise provided by the committee and/or in an award agreement, awards generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and all stock options and stock appreciation rights may only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative.
Termination of Service and Change in Control
Except as otherwise specified in an award agreement, in the event that a participant’s service terminates by reason of death, disability or retirement, a pro-rata portion of such participant’s stock options and stock appreciation rights will vest based on the number of days employed during the vesting period and all options and stock appreciation rights exercisable as of the last day of employment will remain exercisable through the second anniversary of the date of termination (but in no case later than the award’s expiration date). In the event of a termination for any other reason, the participant’s vested stock options and stock appreciation rights will remain exercisable through the 90th day following the date of termination (but in no case later than the award’s expiration date). In all cases, stock options and stock appreciation rights that are unvested as of the date of termination will be forfeited as of such date. Notwithstanding the foregoing, the committee may, in its sole discretion, accelerate the vesting and exercisability and/or extend the period of exercisability of all or a portion of any stock option or stock appreciation right at any time as permitted by Section 409A of the Code.
Except as otherwise specified in an award agreement, in the event of a participant’s termination of employment, all unvested restricted stock and restricted stock unit awards held by such participant will be forfeited as of such date.
In the event that a participant’s service terminates without cause or for good reason, in either case within 12 months following the occurrence of a change in control, the unvested portion of any award will immediately vest and become exercisable, as applicable.
The treatment of other awards upon a termination of employment is as specified in each award agreement.
Amendment, Modification, Termination and Adjustment
The Board may alter, amend, modify or terminate the ELTIP without the approval of our stockholders, except to the extent such approval is required by law. Subject to the terms of the ELTIP, the committee may modify, extend or renew outstanding awards in order to comply with applicable law. However, no such Board or committee action that would materially alter or impair the rights of a holder of an outstanding award may be taken without the holder's consent, except to the extent that such action is taken to comply with applicable law.
In the event that the shares of common stock are changed into or exchanged for a different  number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of shares is increased through the payment of a stock dividend, then the committee will substitute for or add to each share underlying an outstanding award under the plan the number and kind of shares of stock or other securities into which each outstanding share was changed, for which each such share was exchanged, or to which each such share is entitled, as the case may be, which shares or other securities will be subject to the same terms and conditions as the underlying award. Any such adjustment in an outstanding stock option or stock appreciation right will be made with a corresponding adjustment in the exercise price for such award.
As noted above, if, within 12 months following the occurrence of a change in control, a participant is terminated without cause or for good reason, all then outstanding awards will become fully vested. Any award that has not been fully exercised before the date of a change in control may be settled or otherwise terminated on such date in the discretion of the committee, unless a provision has been made in writing in connection with such transaction for the assumption of awards or the substitution thereof.
Term of the Plan
The plan will terminate upon the earlier of (i) the date on which all shares available for issuance under the plan have been issued or (ii) the date specified by action of the Board. Upon such termination, all awards outstanding under the plan will continue to have full force and effect in accordance with the award agreement evidencing such award.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the ELTIP. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the ELTIP under federal, state, local and other applicable laws.
Non-Qualified Stock Options
A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant's tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Restricted Shares
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and the Company generally will not be allowed a tax deduction, at the time restricted shares are granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted shares, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the shares, and we generally will be allowed a corresponding tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted shares are later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.
Restricted Stock Units
A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which we are not entitled to a deduction.
Series A Preferred Stock
Upon issue of the Series A Preferred Stock, a participant will not recognize any taxable income. A participant recognizes taxable ordinary income when the Company redeems any vested Series A Preferred Stock. The Company generally will be allowed a corresponding federal income tax deduction when the Series A Preferred Stock is redeemed.

Section 162(m)
The plan, as amended, is designed to allow awards made under it to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, however there can be no guarantee that amounts payable under the plan will be treated as qualified “performance-based” compensation under Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the Chief Financial Officer), such compensation must qualify as “performance-based”. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the plan will be deductible under all circumstances.
Registration with the SEC
If our stockholders approve the amended and restated ELTIP, we plan to file with the SEC, as soon as practicable after such approval, a Registration Statement on Form S-8 relating to the additional shares available for issuance under the ELTIP.
New Plan Benefits
The benefits that will be awarded or paid in the future under the plan are not currently determinable. Such awards are within the discretion of the RNC, and the RNC has not determined future awards or who might receive them. As of September 15, 2016, the closing price of a share of the Class A Common Stock was $24.33. The Class B Common Stock is not listed or publicly traded on any exchange.
Equity Compensation Plan Information

Plan Category
	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(2) Weighted-average exercise price of outstanding options, warrants and rights	(3) Number of securities remaining available for future issuance under equity compensation plans(d) (excluding securities(e) reflected in column(1))
Equity compensation plans approved by security holders
Options	6,420,295	$11.41
Series A Preferred Stock	1,029,633	27.97
Restricted Stock Units	4,219,465	n/a
Subtotal	11,669,393	—	13,123,294
Equity compensation plans not approved by security holders
Options (a)	819,038	$9.98	—
Series A Preferred Stock (b)	645,921	27.97
Phantom Units (c)	349,432	n/a
Subtotal	1,814,391	—	—
Total	13,483,784		13,123,294

n/a is not applicable
(a) Executive Ownership Plan. From fiscal 2008 until December 2012, we invited certain key executives to purchase shares of our common stock, and receive stock options to match such purchases, through our Executive Ownership Plan. The Executive Ownership Plan was replaced by the Platinum Program in December 2012. Executives who participated in the Executive Ownership Plan could purchase an amount of restricted shares of our common stock, equal to their APP award for the prior fiscal year. If an executive purchased restricted shares under the Executive Ownership Plan, such executive would receive matching stock options. All matching stock options have five-year cliff vesting tied to continued employment with us and continued ownership of the restricted shares that the matching stock options match.
(b) On April 14, 2015, a duly constituted committee of the Board unanimously approved employment inducement awards outside of the Company’s Equity and Long-Term Incentive Plan of Series A Preferred Stock in the amount of 645,921 shares to Camillo Pane who had, at that time, been announced as the Company’s new EVP of Category Development.
(c) On December 1, 2014, the Board granted Lambertus J.H. Becht an award of 49,432 phantom units (the “December Grant”). On July 21, 2015, the Board granted to Mr. Becht an award of 300,000 phantom units (the “July Grant”). Both the December Grant and July Grant to Mr. Becht were outside of the Company’s Equity and Long-Term Incentive Plan. At the time of December Grant, the phantom units had a value of $1,000,009 based on the closing price of the Company’s Class A Common Stock on December 1, 2014, and at the time of the July Grant, the phantom units had a value of approximately $8,106,000 based on the closing price of the Class A Common Stock on July 21, 2015. Each phantom unit has an economic value equivalent to one share of the Company’s Class A Common Stock. The phantom units vest on the fifth anniversary of the grant date and, in the event of a change in control or Mr. Becht’s death or disability, the phantom units shall vest immediately. Within 30 days of the grant date, Mr. Becht had the ability to elect whether to receive payment in respect of the phantom units in cash or shares of Class A Common Stock. Mr. Becht elected to receive payment in respect of the December Grant and the July Grant in shares of Class A Common Stock.
(d) Reflects number of securities remaining available for future issuance under equity compensation plans, excluding share reserves related to terminated equity plans.
(e) In connection with the Company’s 2016 Annual Meeting of Stockholders, the Company is seeking the approval of its stockholders to increase the number of shares available for issuance under the Company’s equity compensation plans. Pursuant to the Tax Matters Agreement, such increase will also require the Company to deliver to The Procter & Gamble Company an unqualified opinion of tax counsel reasonably satisfactory to P&G confirming such increase in the number of shares available for issuance will not affect the tax-free status of the Transactions.
Proposal: Approval of an amendment and restatement of the ELTIP and the material terms of the performance goals under the ELTIP.
Recommendation: The Board recommends a vote FOR the proposal to approve an amendment and restatement of the ELTIP and the material terms of the performance goals under the ELTIP.
Vote Required: Approval of an amendment and restatement of the ELTIP and the material performance goals under the ELTIP requires the affirmative vote of a majority of the votes cast.
PROPOSAL NO. 4
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE ANNUAL PERFORMANCE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN
On September 7, 2016, the Board approved an amendment and restatement of the Coty Inc. Annual Performance Plan (the “APP”) to make certain minor changes, subject to approval by our stockholders. This amendment is also conditioned upon the Company’s delivery, and P&G’s receipt and acceptance of, a tax opinion prior to the date of the Annual Meeting, as required by the Tax Matters Agreement. The tax opinion must be reasonably satisfactory to P&G and must provide that the amendment will not affect the intended tax treatment of the Transactions. Stockholder approval of the amended and restated APP will constitute approval of the material terms of the performance goals under the APP for purposes of Section 162(m) of the Code. See “Proposal No. 3: Approval of an Amendment and Restatement of the Equity and Long-Term Incentive Plan and the Material Terms of the Performance Goals Under the Plan—Section 162(m) Performance Goals” for more information regarding Section 162(m) of the Code.
Summary of the APP
The following is a summary of the principal features of the APP. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the APP, a copy of which has been filed with the SEC with this Proxy Statement as Annex B.
Purpose
The purpose of the APP is to promote the profitability of the Company by providing senior executives and top line managers with incentive awards based on the achievement of objectively determinable goals that are aimed at increasing stockholder value.

Eligibility
The RNC selects at the outset of each performance period, which generally coincides with our fiscal year, those executive officers, officers or employees (including those who are also directors) of the Company who will be eligible to receive awards under the APP. No member of the RNC may receive an award under the APP. As of September 15, 2016, there were approximately 500 employees eligible to receive awards under the APP.
Administration
The APP is administered by the RNC, which has full authority to interpret the APP and adopt rules and regulations for carrying out the APP. All decisions made by the RNC pursuant to the provisions of the APP are final, conclusive and binding on all persons.
Performance Criteria
The performance criteria for awards that are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code may vary by participant and by award and may be based upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; customer complaints or customer satisfaction; and improvements in financial controls.
The performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
The committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the committee at the time performance criteria are established, each applicable performance goal may be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Award Determinations
No later than 90 days after the beginning of the applicable performance period or, if earlier, the date on which no more than 25% of the performance period has elapsed, the RNC establishes the applicable performance criteria and relevant levels of achievement that will be used to calculate a participant’s award based on a percentage of the participant’s base salary or such other basis as determined by the RNC. Such performance levels may be expressed as a target level, minimum level, maximum level or such other levels as determined by the Board and communicated in writing to the participant.
Within a reasonable time after the close of the performance period, the RNC determines whether the performance criteria and applicable levels of achievement have been met by the respective participants and so certifies in writing with respect to such participant. Each participant to whom the certification applies is eligible for an award for that performance period, which cannot exceed the maximum award set by the RNC. The maximum award that a participant can earn under the APP for any fiscal year in which one or more performance periods ends is $8,000,000. The RNC has sole and absolute discretion to adjust the amount of, or eliminate entirely, any incentive award to one or more participants based upon the RNC’s review of the objective performance goals for each participant; provided, however, that for any incentive award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the RNC may not increase the amount of any such award.
Nontransferability
No portion of any award may be assigned or transferred prior to payment thereof.
Change in Control
Upon a change of control, the RNC may, in its discretion, deem performance criteria to have been achieved at the level of performance designated by the RNC for a participant under any outstanding award in the fiscal year in which the change of control occurs, reduced by the amount of any comparable benefit available to the participant under applicable law upon termination of employment.
Amendment and Termination
The Board or the RNC may terminate or amend the APP at any time or from time to time. To the extent required by applicable law, including Section 162(m) of the Code, any amendments will be subject to shareholder approval.
Duration
The plan will remain in effect until terminated by the Board or the RNC.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the APP. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the APP under federal, state, local and other applicable laws.
A participant in the APP will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the APP. Generally, the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a participant in the APP.
New Plan Benefits
The benefits that will be awarded or paid in the future under the plan are not currently determinable. Such awards are within the discretion of the RNC, and the RNC has not determined future awards or who might receive them.
Proposal: Approval of an amendment and restatement of the APP and the material terms of the performance goals under the APP.
Recommendation: The Board recommends a vote FOR the proposal to approve an amendment and restatement of the APP and the material terms of the performance goals under the APP.
Vote Required: Approval of an amendment and restatement of the APP and the material performance goals under the APP requires the affirmative vote of a majority of the votes cast.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT AUDITOR
The AFC has the sole authority to appoint, retain or terminate our independent auditor and to approve the compensation of our independent auditor. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2017 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1997.
The AFC monitors the independence and performance of our independent auditor and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditor, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified, and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.
As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent auditor for the year ending June 30, 2017 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.
One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Proposal: Ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending June 30, 2017.
Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent auditor for the fiscal year ending June 30, 2017.
Vote Required: Ratification of the appointment of our independent auditor requires the affirmative vote of a majority of the votes cast.
AUDIT FEES AND OTHER FEES
The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal 2016 and 2015:

Fee Type	Fiscal 2016 (in thousands)	Fiscal 2015 (in thousands)(5)
Audit Fees (1)	$8,125	$7,308
Audit-Related Fees (2)	532	236
Tax Fees (3)	5,787	1,967
All Other Fees(4)	167	141
Total	$14,611	$9,653

(1)	This category represents the fees associated with the annual audit, the audit of internal control over financial reporting, international statutory audit requirements and regulatory filings.
(2)
This category includes fees paid for professional services associated with agreed upon procedures for one of our licenses for fiscal 2015, due diligence support, and support related to audit readiness for the Transactions.

(3)
This category represents the fees for tax-related services, including tax compliance, tax advice, and tax planning. In fiscal 2016, we incurred $4,000,000 related to tax advice and tax planning for the Transactions.

(4)
This category represents all other fees that are not included in the above categories, and represents primarily fees paid for benchmarking and the provision of other data related to management compensation arrangements.

(5)
Fiscal 2015 was updated to include additional invoices related to fiscal 2015 audit fees of $644,000 and audit related fees of $60,000. Additionally, fiscal 2015 was updated to exclude additional invoices for fiscal 2014 for audit fees of $376,000 and audit related fees of $60,000.

Pre-Approval Policies and Procedures
In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.
The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence.
All services performed by Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016 and 2015 were pre-approved by the AFC.
AUDIT AND FINANCE COMMITTEE REPORT
The AFC, consisting solely of “independent directors” as defined by our Board and consistent with the rules of the NYSE, has:

1.	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2016 with management;

2.	Discussed with Deloitte & Touche LLP the matters required to be discussed under Public Company Accounting Oversight Board standards; and

3.
Received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the AFC concerning independence and has discussed with Deloitte & Touche LLP their independence from management and the Company.

Based upon the review and discussions referred to above, the AFC recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended June 30, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC.
The Audit and Finance Committee
Robert Singer, Chair
Joachim Faber
Erhard Schoewel
STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 25, 2017. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.
In accordance with our Bylaws, director nominations and other business to be brought before the 2017 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 6, 2017 and no later than the close of business on August 5, 2017. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2017 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.
Proposals should be submitted in writing to Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of Annual Meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Jules P. Kaufman
Senior Vice President, General Counsel and Secretary

Annex A
AMENDED AND RESTATED
COTY INC.
EQUITY AND LONG-TERM INCENTIVE PLAN
(As proposed)
SECTION 1
PURPOSE AND DURATION

1.1
Purpose. The purpose of this Coty Inc. Equity and Long-Term Incentive Plan is to promote the interests of Coty Inc. and its shareholders by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.

1.2    Effective Date and Term of the Plan.

(a)
The original effective date of the Plan is November 8, 2012. This Plan was first amended and restated on April 8, 2013, amended and restated again on October 28, 2015 and again on [ ], 2016. The effective date of this second amended and restated plan document is the Third Restatement Effective Date.

(b)
The Plan will terminate upon the earlier of (i) the date on which all Shares available for issuance under the Plan have been issued pursuant to the exercise of Stock Options or the Award of Shares under the Plan, or (ii) the date specified by action of the Board. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Terms and Conditions evidencing each Award.

SECTION 2
DEFINITIONS
Whenever used in the Plan, the following terms have the meanings set forth below:

2.1
“Affiliate” means any entity (i) that, directly or indirectly, is controlled by the Company, or in which the Company has a significant equity interest, and (ii) as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. 1.409A-1(b)(5)(iii)(E), in any such case as determined by the Committee.

2.2
“Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the Grant Date of an Award to the date of the Participant’s termination of Service and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to become exercisable or otherwise vest.

2.3	“Award” means a grant under the Plan to a Participant of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Business Day” means any day other than a Saturday, Sunday, or legal holiday, or a day on which the national securities exchange that constitutes the principal market for the Shares is closed.

2.6
“Cause” has the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee in its sole discretion:

(a)
a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason), which failure continues for more than 30 days after receipt by the Participant of written

ANNEX A - 1

notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (a);

(b)
any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(c)	a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(d)	a Participant’s breach of any nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound.
For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
2.7    “Change in Control” means the occurrence of any of the following:

(a)
Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 20% or more of the combined voting power of the Company’s then outstanding securities at a time when the Majority Shareholder hold less than 30% of such combined voting power. For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;

(b)
Individuals who constitute the Board on the First Restatement Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, that any Person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this clause (b), considered as though such Person were a member of the Incumbent Board; and provided, further, that this clause (b) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of voting power of the Company’s outstanding securities;

(c)
The Majority Shareholder enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other Person or group, pursuant to which such Person or group assumes significant operational or managerial control of the Company; or

(d)
The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (d) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9
“Committee” means the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time

ANNEX A - 2

listed and, as applicable, the requirements for “outside directors” under Section 162(m) and the regulations thereunder, as in effect from time to time.

2.10	“Company” means Coty Inc., a Delaware corporation, and any successor thereto as provided in Section 16.1.

2.11
“Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Committee, properly filed with the Committee during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 12.1. A properly filed beneficiary designation will revoke all prior designations by the same Participant. If no such form has been filed with the Committee, the Designated Beneficiary shall be the beneficiary named by the Participant in the Company’s qualified 401(k) savings plan or, if none, the Beneficiary’s estate.

2.12	“Director” means a member of the board of directors of the Company or an Affiliate.

2.13
“Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.

2.14	“Employee” means an employee of the Company or an Affiliate (that is not a Joint Venture).

2.15	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16	“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

2.17	“Exercise Date” shall mean any Business Day.

2.18	“Exercise Price” means the price at which a Participant may purchase a Share pursuant to a Stock Option or Stock Appreciation Right.

2.19
“Fair Market Value” as it relates to a Share means, unless otherwise determined by the Committee, the most recent closing price of a Share on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the over-the-counter market.

2.20
“First Restatement Effective Date” means the date on which the Amended and Restated Certificate of Incorporation of the Company that was adopted by the Company in connection with the first underwritten public offering of the Company’s common stock was filed with the Secretary of State of the State of Delaware.

2.21
“Good Reason” shall have the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:

(a)	Before a Change in Control:

(i)
A Participant’s removal from, or the Company’s failure to reelect or reappoint the Participant to, his or her positions at the Company (other than as a result of a promotion). For purposes of this clause (i), a mere change of title shall not constitute removal from, or non-reelection to, such position, provided that a Participant’s new title is substantially equivalent to the Participant’s title as of the Grant Date and his or her position is otherwise not adversely affected; or

ANNEX A - 3

(ii)	The relocation of a Participant’s principal workplace without his or her consent to a location more than 25 miles distant from its current location.

(b)	Following a Change in Control:

(i)	Any of the events described in clause (a) above;

(ii)
A material diminution in a Participant’s title, position, duties or responsibilities, or the assignment to a Participant of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his or her position as of the Grant Date; or

(iii)
The failure of the Company to continue a Participant’s participation in the Company’s Annual Performance Plan and in this Plan or any successor plans thereto on a basis that is commensurate with his or her position.

2.22	“Grant Date” means the date on which an Award is granted.

2.23	“Joint Venture” has the meaning given that term in Section 6.9.

2.24
“Majority Shareholder” means (i) the Company’s majority shareholder as of the First Restatement Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the First Restatement Effective Date or any other similarly situated Person as determined by the Committee.

2.25	“Original Effective Date” means November 8, 2012.

2.26	“Other Stock-Based Awards” has the meaning given that term in Section 10.

2.27
“Owned Shares” means Shares that a Participant has acquired through the exercise of a Stock Option or a Stock Appreciation Right, the vesting of Restricted Stock, the settlement of a Restricted Stock Unit or a distribution of Shares in connection with an Other Stock-Based Award.

2.28	“Participant” means an Employee selected by the Committee to receive an Award under the Plan pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

2.29
“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Section 9. A grant of Restricted Stock, Restricted Stock Units, or Other Stock Awards may be designed to qualify as Performance Awards.

2.30	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) and any regulations promulgated thereunder.

2.31
“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Awards has been earned. “Performance Criteria” may be based on the relative or comparative attainment of one or more of the following criteria during a Performance Period, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; customer complaints or customer satisfaction; and improvements in financial controls; and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.

ANNEX A - 4

At the time the Committee establishes Performance Criteria for a Performance Period, the Committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the Committee at the time Performance Criteria are established, each applicable performance goal shall be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Except in the case of Awards to Executive Officers intended to qualify for the Performance-Based Exception, the Committee may at any time adjust the Performance Criteria for any Performance Period as it deems equitable. The Committee shall have no obligation to treat Participants uniformly.

2.32
“Performance Period” means the 12-month time period during which Performance Criteria must be met in order for a Participant to earn Performance Awards granted under Section 9 or any other period established by the Committee during which Performance Criteria must be met in order for a Participant to earn Performance Awards granted under Section 9.

2.33
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.

2.34	“Plan” means this Coty Inc. Equity and Long-Term Incentive Plan, as amended from time to time.

2.35
“Prior Plans” means the Coty Inc. Long-Term Incentive Plan and the Coty Inc. Executive Ownership Plan, each as in effect immediately prior to the Original Effective Date and as may be amended from time to time.

2.36	“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Section 8.

2.37	“Restricted Stock Unit” means a Restricted Stock Unit granted to a Participant, as described in Section 8.

2.38
“Restriction Period” means the period during which the transfer of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its sole discretion) and, except as provided in the Terms and Conditions, during which the Restricted Stock and any Restricted Stock Unit is not vested.

2.39	“Retirement” means a termination of Service (other than a termination of Service for Cause):

(a)	after attaining age 60, but only if the Company or the employing Affiliate consents to the treatment of such termination as a “Retirement” for purposes of this Plan; or

(b)	qualifying as a retirement at normal retirement age under the laws and/or arrangements applicable to the Participant, as reasonably determined by the Committee.

2.40	“Section 162(m)” means Section 162(m) of the Code and the applicable regulations and other legal authority promulgated thereunder.

2.41	“Section 409A” means Section 409A of the Code and the applicable regulations and other legal authority promulgated thereunder.

2.42
“Service” means the provision of services in the capacity of an Employee or Continuing Director of the Company or an Affiliate. A transfer of Service from the Company to an Affiliate or from an Affiliate to the

ANNEX A - 5

Company or another Affiliate shall not constitute a termination of Service under the Plan or any Terms and Conditions. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee in its sole discretion. For purposes of this paragraph, a “Continuing Director” shall mean any individual who, upon his or her termination of employment with the Company or an Affiliate, continues to serve as a member of the Board or the board of directors of an Affiliate. The Service of a Continuing Director shall terminate when he or she ceases to serve as a member of the Board or on the board of directors of an Affiliate.

2.43	“Share” means a share of the Class A Common Stock, par value $.01 per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

2.44
“Stock Appreciation Right” or “SAR” means an Award consisting of a right to receive any excess in value of shares of common stock over the exercise price and designated as an SAR pursuant to the terms of Section 7.

2.45
“Stock Appreciation Right Spread” means the amount by which the Fair Market Value, as of the Exercise Date, of the Shares as to which a Stock Appreciation Right is exercised exceeds the aggregate Exercise Price with respect to such Stock Appreciation Right.

2.46	“Stock Option” means a nonqualified stock option, as described in Section 6, that is not intended to meet the requirements of Code Section 422.

2.47
“Stock Option Spread” means the amount by which the Fair Market Value, as of the Exercise Date, of the Shares as to which a Stock Option is exercised exceeds the aggregate Exercise Price with respect to such Shares.

2.48
“Successor” means the Participant’s spouse, the Participant’s lineal descendants, any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest and has the unfettered right to prevent further transfer or disposition of the Restricted Stock, Stock Option, Stock Appreciation Right, Restricted Stock Unit or Owned Shares, applicable. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.

2.49	“Terms and Conditions” means any electronic or written agreement or other instrument or document evidencing an Award.

2.50	“Third Restatement Effective Date” means the date on which the Company’s stockholders approve this third amendment and restatement of the Plan.

2.51	“Valuation Date” means any Business Day. A Valuation Date shall also occur upon the consummation of a transaction constituting a Change in Control.

2.52	“Withholding Tax” means the aggregate federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.
SECTION 3
Administration

3.1	Plan Administration. The Plan shall be administered by the Committee.

3.2
Authority of the Committee. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to: (a) select eligible Employees to participate in the Plan; (b) determine the size and type of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in Shares, and the method or methods by which Awards may be settled or exercised; (e) determine the Fair Market Value of a Share; (f) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (g) establish, amend or waive rules and regulations for the Plan’s administration; (h) specify the Exercise Price; and (i) subject to the provisions of Section 15.1, amend the terms and conditions of any outstanding Award to the extent the amended terms are within the Committee’s authority under the Plan. Further, the Committee shall make all other determinations that may

ANNEX A - 6

be necessary or advisable to administer the Plan. The Committee may delegate some or all of its authority under the Plan to officers or employees of the Company or other Persons, except with respect to Awards to Executive Officers or to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award intended to qualify for treatment as performance-based compensation under Section 162(m) to not so qualify.

3.3
Decisions Binding. All determinations and decisions made by the Committee or by a Person or Persons delegated authority by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries.

SECTION 4
Shares Subject to the Plan

4.1
Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.3, the number of Shares that may be issued or transferred to Participants under the Plan is [ ]. No additional awards shall be made under the Prior Plans on or after the Original Effective Date. Subject to adjustment as provided in Section 4.3, to the extent necessary to comply with Section 162(m), the maximum number of Shares or Share equivalent units that may be granted during any fiscal year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other Stock-Based Awards is $25,000,000, which limit will (i) be calculated based on the Fair Market Value of the number of Shares subject to the applicable Award as of the applicable Grant Date and (ii) apply regardless of whether the compensation is paid in Shares or in cash. To the extent necessary to comply with Code Section 162(m) the maximum aggregate dollar amount that may be paid to any one Participant during any fiscal year under Performance Awards or any cash-based Award under Section 9 is $25,000,000.

4.2
Lapsed Awards. If any Award granted under this Plan or a Prior Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such award will again be available for the grant of an Award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. In addition, if a Share subject to an Award is not delivered because the Award is settled in cash, then that Share will thereafter be deemed to be available for grant. If a Share subject to an Award is not delivered because it is used to satisfy a tax withholding obligation or used to pay the Exercise Price of an Option, then that Share will not thereafter be deemed to be available for grant.

4.3
Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.

4.4	Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
SECTION 5
Eligibility and Participation

5.1
Eligibility. Any Employee, including any officer or employee-director of the Company or an Affiliate, shall be eligible to be designated a Participant. To be eligible, a Participant shall have signed and delivered to the Company the Confidentiality and Non-Competition Agreement delivered by the Company to the Participant.

5.2	Actual Participation. The Committee shall determine the eligible Employees to whom it will grant Awards.
SECTION 6

ANNEX A - 7

Stock Options

6.1	Grant of Stock Options.

(a)
Subject to the terms and provisions of the Plan, the Committee may grant Stock Options to any Participant in the number, and upon the terms, and at such time or times, as the Committee determines and sets forth in the Terms and Conditions.

(b)
Each Stock Option grant shall be evidenced by the Terms and Conditions that specifies the duration of the Stock Option, the number of Shares to which the Stock Option pertains, the manner, time, and rate of exercise and vesting of the Stock Option, and such other provisions as the Committee determines. Vesting conditions may include, but not be limited to, the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service.

6.2	Exercise Price. The Terms and Conditions shall specify the Stock Option’s Exercise Price, which shall be not less than the Fair Market Value of a Share on the Grant Date.

6.3	Duration of Stock Options. Each Stock Option will expire at the time determined by the Committee at the time of grant and set forth in the Terms and Conditions.

6.4	Exercise of Stock Options.

(a)
Stock Options shall become exercisable at such times and be subject to such vesting and other restrictions and conditions as the Committee in each instance approves and sets forth in each Terms and Conditions. Restrictions and conditions on the exercise of a Stock Option need not be the same for each Award or for each Participant.

(b)
The holder of a Stock Option may exercise the Stock Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Stock Option is to be exercised. Upon the Exercise Date, the holder shall pay or provide for the Exercise Price and applicable Withholding Tax in full, pursuant to such procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules.

(c)
Any exercisable Stock Option that has not been exercised by its holder shall be automatically exercised in accordance with subsection (b) hereof on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Stock Option Spread with respect to such Stock Option.

6.5	Termination of Service. Except as otherwise provided in the Terms and Conditions:

(a)	In the event a Participant’s Service terminates by reason of death, Disability, or Retirement:

(i)	The Applicable Fraction of the portion of any Stock Option held by such Participant which has not theretofore become exercisable shall immediately become vested and exercisable.

(ii)
All Stock Options held by the Participant, to the extent exercisable (including by application of clause (i) above) as of the Participant’s termination of Service shall remain exercisable through the second anniversary of the date of termination of Service and shall thereafter expire.

(iii)
Any unvested portion of the Participant’s Stock Options as of the date of termination (other than any portion thereof that becomes vested pursuant to clause (i) above) shall be forfeited and canceled, without consideration, on the date of termination.

(b)	Except as provided in Section 6.8, in the event a Participant’s Service terminates other than by reason of death, Disability, or Retirement:

(i)	Any unvested portion of the Participant’s Stock Options as of the date of termination shall be forfeited and canceled on the date of termination, and

(ii)
The vested portion, if any, of the Participant’s Stock Options shall remain exercisable through (i) the ninetieth (90th) day after the Participant’s termination of Service, if the ninety (90) day period commences in an open trading window, or (ii) if the ninety (90) day period commences in a closed trading window, the ninetieth (90th) day commencing from the first day of the next open trading window. Any vested Stock Option remaining outstanding after such date shall thereafter expire.

ANNEX A - 8

(c)
Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting and exercisability, and/or extend the period of exercisability, of all or a portion of a Stock Option at any time as permitted by Section 409A.

(d)	In no event shall a Stock Option be exercisable following its expiration date.

6.6	Nontransferability of Stock Options.

(a)
Except as otherwise provided in Section 6.6(b), a Participant’s Terms and Conditions, or the Plan, during the Restriction Period, (i) no Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)
Subject to applicable law, vested Stock Options may be transferred to a Successor. Such transferred Stock Options may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 6.6, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

6.7
Dividend Equivalents and Other Distributions. The Committee may, in its sole discretion, provide under an agreement for payments in connection with Stock Options that are equivalent to dividends or other distributions declared and paid on the Shares underlying the Stock Options prior to the date of exercise. Such dividend equivalent agreement, if any, shall be separate and apart from the Terms and Conditions and shall be designed to comply separately with Section 409A.

6.8
Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, the unvested portion of any then outstanding Stock Option shall vest and become exercisable.

6.9
Employment in a Joint Venture. If a Participant becomes an employee of certain joint ventures of the Company, as determined by the Board from time to time (a “Joint Venture”), during the Restriction Period, vesting of the Participant’s Stock Options shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture until the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Stock Options shall be extended by the number of days the Participant was an employee of the Joint Venture.

SECTION 7
Stock Appreciation Rights

7.1	Grant of Stock Appreciation Rights.

(a)
Subject to the terms and provisions of the Plan, the Committee may grant Stock Appreciation Rights to any Participant in the number, and upon the terms, and at such time or times, as the Committee determines and sets forth in the Terms and Conditions.

(b)
Each Stock Appreciation Right grant shall be evidenced by the Terms and Conditions that specifies the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, the manner, time, and rate of exercise and vesting of the Stock Appreciation Right, and such other provisions as the Committee determines. Vesting conditions may include, but not be limited to, the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service.

ANNEX A - 9

7.2	Exercise Price. The Terms and Conditions shall specify the Stock Appreciation Right’s Exercise Price, which shall be not less than the Fair Market Value of a Share on the Grant Date.

7.3	Duration of Stock Appreciation Rights. Each Stock Appreciation Right will expire at the time determined by the Committee at the time of grant and set forth in the Terms and Conditions.

7.4	Exercise of Stock Appreciation Rights.

(a)
Stock Appreciation Rights shall become exercisable at such times and be subject to such vesting and other restrictions and conditions as the Committee in each instance approves and sets forth in each Terms and Conditions. Restrictions and conditions on the exercise of a Stock Appreciation Right need not be the same for each Award or for each Participant.

(b)
The holder of a Stock Appreciation Right may exercise the Stock Appreciation Right only by delivering a written notice of exercise to the Company setting forth the number of Stock Appreciation Rights to be exercised. The Stock Appreciation Right Spread may be settled, as set forth in the Terms and Conditions, by delivery by the Company of the number of Shares equal to the Stock Appreciation Right Spread, in which case the Participant shall on or before the Exercise Date pay or provide for the applicable Withholding Tax in full, pursuant to such exercise procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules. Any exercisable Stock Appreciation Right that has not been exercised by its holder shall be automatically exercised in accordance with subsection (b) hereof on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Stock Appreciation Right Spread with respect to such Stock Appreciation Right.

7.5	Termination of Service. Except as otherwise provided in the Terms and Conditions:

(a)	In the event a Participant’s Service terminates by reason of death, Disability, or Retirement:

(i)	The Applicable Fraction of the portion of any Stock Appreciation Right held by such Participant which has not theretofore become exercisable shall immediately become vested and exercisable.

(ii)
All Stock Appreciation Rights held by the Participant, to the extent exercisable (including by application of clause (i) above) as of the Participant’s termination of Service shall remain exercisable through the second anniversary of the date of termination of Service and shall thereafter expire.

(iii)
Any unvested portion of the Participant’s Stock Appreciation Rights as of the date of termination (other than any portion thereof that becomes vested pursuant to clause (i) above) shall be forfeited and canceled, without consideration, on the date of termination.

(b)	Except as provided in Section 7.8, in the event a Participant’s Service terminates other than by reason of death, Disability, or Retirement:

(i)	Any unvested portion of the Participant’s Stock Appreciation Rights as of the date of termination shall be forfeited and canceled on the date of termination, and

(ii)
The vested portion, if any, of the Participant’s Stock Appreciation Rights shall remain exercisable through the ninetieth (90th) day after the Participant’s termination of Service. Any vested Stock Appreciation Right remaining outstanding after such date shall thereafter expire.

(c)
Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting and exercisability, and/or extend the period of exercisability, of all or a portion of a Stock Appreciation Right at any time as permitted by Section 409A.

(d)	In no event shall a Stock Appreciation Right be exercisable following its expiration date.

7.6	Nontransferability of Stock Appreciation Rights.

(a)
Except as otherwise provided in Section 7.6(b), a Participant’s Terms and Conditions, or the Plan, during the Restriction Period, (i) no Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its sole

ANNEX A - 10

discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)
Subject to applicable law, vested Stock Appreciation Rights may be transferred to a Successor. Such transferred Stock Appreciation Rights may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 7.6, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

7.7
Dividend Equivalents and Other Distributions. The Committee may, in its sole discretion, provide under an agreement for payments in connection with Stock Appreciation Rights that are equivalent to dividends and other distributions declared and paid on the Shares underlying the Stock Appreciation Rights prior to the date of exercise. Such dividend equivalent agreement, if any, shall be separate and apart from the Terms and Conditions and shall be designed to comply separately with Section 409A.

7.8
Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, the unvested portion of any then outstanding Stock Appreciation Right shall vest and become exercisable.

7.9
Employment in a Joint Venture. If a Participant becomes an employee of certain joint ventures of the Company, as determined by the Board from time to time (a “Joint Venture”), during the Restriction Period, vesting of the Participant’s Stock Appreciation Rights shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture until the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Stock Appreciation Rights shall be extended by the number of days the Participant was an employee of the Joint Venture.

SECTION 8
Restricted Stock and Restricted Stock Units

8.1
Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock or Restricted Stock Units to any Participant in such amounts as it determines and sets forth in the Terms and Conditions.

8.2
Terms and Conditions. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by the Terms and Conditions that specifies the Restriction Period, the number of Shares or Restricted Stock Units granted, the purchase price, if any, and such other provisions as the Committee determines.

8.3	Nontransferability.

(a)
Except as provided in Section 8.3(b), during the Restricted Period, (i) no Restricted Stock or Restricted Stock Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock or Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)
Subject to applicable law, Restricted Stock may be transferred to a Successor. Such transferred Restricted Stock may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 8.3, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

ANNEX A - 11

8.4
Termination of Service. Except as provided in Section 8.5, if a Participant’s Service terminates, then except as otherwise provided in the Terms and Conditions all unvested Restricted Stock and Restricted Stock Units held by such Participant will be forfeited and any vested Restricted Stock and Restricted Stock Units shall continue to be subject to the terms of the Plan and any applicable Award.

8.5
Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, all then outstanding Restricted Stock and Restricted Stock Units shall vest and become nonforfeitable.

8.6
Other Conditions. The Committee may impose such other conditions and restrictions on any Restricted Stock and Restricted Stock Units as it deems advisable and sets forth in the Terms and Conditions, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.6 as to any given Award will lapse all at once or in installments.

8.7
Voting Rights. Except as otherwise provided in the Terms and Conditions, and subject to Section 13.1(c), a Participant holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restriction Period.

8.8
Dividends and Other Distributions. During the Restriction Period, a Participant holding Shares of Restricted Stock or Restricted Stock Units shall be credited with regular dividends or dividend equivalents and other distributions paid on those Shares. Such dividends or dividend equivalents and other distributions shall be subject to the same vesting conditions as the underlying Shares or Restricted Stock Units, and shall be paid within 30 days following the end of the Restriction Period.

8.9
Section 83(b) Elections on Restricted Stock. The Participant, if subject to taxation in the United States with respect to any compensation derived under the Plan, shall indicate to the Company whether the Participant intends to make an election under Code Section 83(b) with respect to the Restricted Stock.

8.10
Employment in a Joint Venture. If a Participant becomes an employee of a Joint Venture during the Restriction Period, vesting of the Participant’s Restricted Stock and Restricted Stock Units shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture and shall recommence on the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Restricted Stock and Restricted Stock Units shall be extended by the number of days the Participant was an employee of the Joint Venture.

8.11
Payment of Restricted Stock Units. Each Restricted Stock Unit shall be payable to the Participant in such form provided in the Terms and Conditions following the last day of the Restriction Period, or on such later date provided in the Terms and Conditions or pursuant to a deferral agreement between the Participant and the Company.

SECTION 9
Performance Awards

9.1
Grant of Performance Awards. The Committee shall have the authority to determine (i) the Participants who shall receive Performance Awards, (ii) the size, number, amount or value, as applicable, of Performance Awards, and (iii) the Performance Criteria applicable in respect of such Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Awards shall be evidenced by the Terms and Conditions that shall specify the Performance Criteria applicable thereto and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

9.2
Earning of Performance Awards. The grant and/or vesting of Performance Awards shall be contingent, in whole or in part, upon the attainment of specified Performance Criteria or the occurrence of any event or events involving a Change in Control, death or Disability, as the Committee shall determine. In addition to the

ANNEX A - 12

achievement of the specified Performance Criteria, the Committee may, at the grant date, condition earning of Performance Awards on the Participant completing a minimum period of service following the Grant Date or on such other conditions as the Committee shall specify.

9.3	Performance Awards and Code Section 162(m). The provisions of this Section 9.3 shall apply with respect to any Performance Award that is intended to meet the Performance-Based Exception.

(a)
Establishment of Performance Criteria. The Committee shall establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m)) but in any event at a time when achievement of the Performance Criteria is substantially uncertain. The Committee may not in any event increase the amount of compensation payable to an Executive Officer upon attainment of the Performance Criteria above the maximum amount approved by the Committee at the time the Performance Criteria is established.

(b)
Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the amount, number or value, as applicable, of the Performance Awards that have been earned on the basis of performance in relation to the established Performance Criteria.

(c)
Payment of Awards. Earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.3(b) above, provided that, unless the payment of a Performance Award has been deferred in accordance with Section 409A of the Code, distributions of a Performance Award shall be made no later than March 15 of the year following the year in which the amount is earned.

SECTION 10
Other Stock-Based Awards

10.1
The Committee shall have authority to grant to eligible Participants an “Other Stock-Based Award,” which shall consist of any right which (i) is not a Stock Option, Stock Appreciation Right, Restricted Stock Unit or Restricted Stock and (ii) is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Terms and Conditions, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 11
Share Restrictions and Purchase and Sale Rights

11.1
Restrictions. The Committee may impose such restrictions on any Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.

11.2
Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such Shares have been transferred in violation of the Plan or any Terms and Conditions.

SECTION 12
Beneficiary Designation

12.1
Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Committee and must be made during the Participant’s lifetime.

ANNEX A - 13

SECTION 13
Breach of Restrictive Covenants

13.1
The Terms and Conditions may provide that if the Participant breaches, whether during or after termination of Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound, then in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit:

(a)	Any Awards granted to him or her under the Plan, including Awards that have become exercisable;

(b)
The profit the Participant realized from the exercise of any Stock Options or Stock Appreciation Rights that the Participant exercised after terminating Service and within the six-month period immediately preceding the Participant’s termination of Service, which is the Stock Option Spread or Stock Appreciation Right Spread associated with any Shares acquired by the Participant upon his or her exercise of such Stock Options or such Stock Appreciation Rights; and

(c)
The Fair Market Value, as determined on the vesting date, of any Restricted Stock that vested or Restricted Stock Unit that was settled within the six-month period immediately preceding the Participant’s termination of Service.

SECTION 14
Rights of Participants

14.1
Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate. The grant of any Award under the Plan shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

14.2	Participation. No Employee shall have the right to receive an Award under the Plan, or, having received any Award, to receive a future Award.
SECTION 15
Amendment, Modification, Termination and Change in Control

15.1
Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised), in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of an Award shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Award already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.

15.2	Adjustment of Awards upon the Occurrence of Certain Events.

(a)
In General. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share underlying an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be, which shares or other securities shall be subject to the same terms and conditions as the underlying Award. Any such adjustment in an outstanding Stock Option or Stock Appreciation Right shall be made with a corresponding adjustment in the Exercise Price for each Share or other unit of any

ANNEX A - 14

security covered by such Stock Option or Stock Appreciation Right but without change in the aggregate purchase price applicable to the unexercised portion of such Stock Option.

(b)
Reciprocal Transactions. The Committee may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the Exercise Price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the Shares resulting from any reciprocal transaction.

(c)
Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In no event will the Committee, unless otherwise approved by shareholders, be permitted (i) to reduce the Exercise Price of any outstanding Stock Option or Stock Appreciation Right, (ii) cancel a Stock Option or Stock Appreciation Right in exchange for cash or other Awards (except as provided in Section 15.4), (iii) exchange or replace an outstanding Stock Option or Stock Appreciation Right with a new Stock Option or Stock Appreciation Right with a lower Exercise Price, or (iv) take any other action that would be a “repricing” of Stock Options or Stock Appreciation Rights.

(d)
Notice. The Committee shall give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.

(e)	Section 409A. Notwithstanding any provision herein to the contrary, no adjustment shall be made under this Section 15.2 to the extent it would give rise to adverse tax consequences under Section 409A.

15.3	Fractional Shares. Fractional Shares, whether resulting from any adjustment in Awards pursuant to Section 15.2 or otherwise, may be settled in cash or otherwise as the Committee determines.

15.4	Change in Control.

(a)
If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, all then outstanding Awards shall become fully vested.

(b)
Any Award that has not been fully exercised before the date of a Change in Control may be settled or otherwise terminated on such date in the discretion of the Committee, unless a provision has been made in writing in connection with such transaction for the assumption of all Awards theretofore granted, or the substitution for such Awards of awards to acquire the stock of the surviving, resulting or acquiring corporation, with any adjustments as the Committee determines appropriate, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. Notwithstanding anything in the Plan to the contrary, any underwater Award that has not been fully exercised, and any Award that the Committee determines cannot become vested, before the date of consummation of the Change in Control may be canceled without consideration in the discretion of the Committee.

15.5
Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax.

SECTION 16
Miscellaneous Provisions

16.1
Successors. All obligations of the Company under the Plan or any Terms and Conditions shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.

16.2	Legal Construction.

ANNEX A - 15

(a)	Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.

(b)
Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3
Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.

16.4
Requirements of Law. The granting of Awards, the issuance of Shares and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

16.5
Rights of a Shareholder. A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for the underlying Shares have been issued or the underlying Shares have been registered as a book-entry in the name of the Participant.

16.6	Securities Law Compliance.

(a)
As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(b)
To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.

16.7
Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

16.8
Non-U.S. Based Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Participants who are not citizens or residents of the United States, or to Participants outside the United States, on terms and conditions that are different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

16.9
Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

16.10	Section 162(m). The Plan is intended to be administered, interpreted and construed so that Performance Awards may qualify for the Performance-Based Exception.

16.11
Recoupment. Notwithstanding any provision in the Plan to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company.

ANNEX A - 16

Annex B

AMENDED AND RESTATED
COTY INC.
ANNUAL PERFORMANCE PLAN
(As proposed)

SECTION 1. Purpose. The purpose of the Coty Inc. Annual Performance Plan, as Amended and Restated on [•], 2016 (the “Plan”) is to promote the profitability of Coty Inc., its subsidiaries and affiliates (the “Company”) by providing senior executives and top line managers with incentive awards based on the achievement of objectively determinable goals that are aimed at increasing shareholder value. The effective date of this Plan is the Restatement Effective Date.
SECTION 2. Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:
“Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company and (ii) any entity in which the Company has a significant equity or other ownership interest, in either case as determined by the Committee.
“Award” shall mean the grant of an award by the Committee to a Participant. An Award shall represent the opportunity to qualify for an Incentive Award in accordance with the terms of the Plan.
“Base Salary” shall mean a Participant’s annual gross salary rate in effect on the day on which the Committee determines the Performance Criteria and relevant levels of achievement that will be used to calculate an Incentive Award for a given Performance Period.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall have the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee in its sole discretion:
(A) a Participant’s willful and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of voluntary termination of employment by such Participant) which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),
(B) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates,
(C) a Participant’s indictment for a felony under the laws of the United States or any state thereof or a similar event in any other jurisdiction in which the Company or its Affiliates conduct business, or
(D) a Participant’s breach of any restrictive covenants by which he or she is bound.
For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
“Change in Control” shall be deemed to have occurred if:
(A) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the "beneficial owner" (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 20% or more of the combined voting power of the Company's then outstanding securities at a time when the Majority Shareholder holds less than 30% of such combined voting power. For purposes of this clause (A), “beneficial owner” has the meaning given that term in Rule 13d 3 under the Exchange Act, except that a Person shall be deemed to be the "beneficial owner" of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;

ANNEX B - 1

(B) Individuals who constitute the Board on the Original Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, that any Person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this clause (B), considered as though such Person were a member of the Incumbent Board; and provided, further, that this clause (B) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of the Company’s common stock;
(C) The Majority Shareholder enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other Person or group, pursuant to which such Person or group assumes significant operational or managerial control of the Company; or
(D) The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (D) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.
“Committee” shall mean the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed. The Committee shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” under Section 162(m).
“Determination Date” shall mean the date that is 90 days after the beginning of a Performance Period or, if earlier, the date on which no more than 25% of the Performance Period has elapsed.
“Disability” shall mean either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period.
“Employment Agreement” shall mean, with respect to a Participant, any employment agreement by and between the Company and such Participant as in effect from time to time.
“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.
“Incentive Award” shall mean the incentive compensation payable to a Participant, as determined by the Committee pursuant to the terms of the Plan.
“Majority Shareholder” means (i) the Company’s majority shareholder as of the Original Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the Original Effective Date or any other similarly situated Person as determined by the Committee.
“Maximum Award” means, with respect to any Participant for any fiscal year of the Company in which one or more Performance Periods ends, $8,000,000.
“Original Effective Date” means [ ].
“Participant” shall mean an Executive Officer or other key employee of the Company selected by the Committee in accordance with Section 4 who receives an Award.
“Performance Criteria” shall mean objective criteria selected by the Committee (in its sole and absolute discretion consistent with the terms of the Plan), which may be based on the relative or comparative attainment of one or more of the following criteria during a Performance Period, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance

ANNEX B - 2

with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; talent management; customer complaints or customer satisfaction; and improvements in financial controls; and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
At the time the Committee establishes Performance Criteria for a Performance Period, the Committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the Committee at the time Performance Criteria are established, each applicable performance goal shall be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Except in the case of Awards to Executive Officers intended to be ‘performance-based compensation’ under Section 162(m), the Committee may at any time adjust the Performance Criteria for any Performance Period as it deems equitable. The Committee shall have no obligation to treat Participants uniformly.
“Performance Period” means the period selected by the Committee, which shall generally coincide with the Company’s fiscal year. The Committee shall not be required to establish the same Performance Period for all Participants.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.
“Restatement Effective Date” means [ ].
“Retirement” shall mean a termination of employment (other than a termination of employment for Cause):
(A) after attaining age 60, but only if the Company or the employing Affiliate consents to the treatment of such termination as a “Retirement” for purposes of this Plan; or
(B) qualifying as a retirement at normal retirement age under the laws and/or arrangements applicable to the Participant, as reasonably determined by the Committee.
“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations or governing authority promulgated thereunder, as in effect from time to time.
SECTION 3. Administration.
(a) The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best.
(b) All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made at a meeting duly called and held. All decisions by the Committee (or if applicable, the Board) pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, the Company and shareholders. The Committee may delegate to the Company’s Executive Committee its authority under the Plan with respect to Participants who are not Executive Officers; provided that all such Awards and payments in the aggregate do not exceed the total Awards and payments approved by the Committee for such Participants for the Performance Period.
SECTION 4. Eligibility. Subject to the provisions of the Plan, the Committee, in its sole and absolute discretion, may select at the outset of each Performance Period those Executive Officers, officers or employees (including those who are also directors) of the Company who will be granted Awards under the Plan with respect to such Performance Period. No member of the Committee shall be eligible to receive an Award under the Plan.

ANNEX B - 3

SECTION 5. Amount and Payment of Incentive Award.
(a) No later than the Determination Date, the Committee shall establish the applicable Performance Criteria and relevant levels of achievement that will be used to calculate an Incentive Award, if any, based on a percentage of the Participant’s Base Salary or such other basis as determined by the Committee. Such performance levels may be expressed as a target level, minimum level, maximum level, or such other levels as determined by the Board and communicated in writing to the Participant. For avoidance of doubt, electronic transmission shall be considered in writing for all purposes under the Plan.
(b) Within a reasonable time after the close of a Performance Period, the Committee (or solely with respect to Participants who are not Executive Officers, the Committee’s delegate, if any) shall determine whether the objective Performance Criteria and applicable levels of achievement established for that Performance Period have been met by the respective Participants. If the objective Performance Criteria and any other material terms established by the Committee have been met by a Participant, the Committee shall so certify in writing with respect to such Participant the actual level of achievement of the Performance Criteria applicable to such Participant for the Performance Period.
(c) If the Committee has made the written certification under Section 5(b) for a Performance Period, each Participant to whom the certification applies shall be eligible for an Incentive Award for the Performance Period. The Incentive Award for each such Participant shall not exceed the Maximum Award. For any Performance Period, however, the Committee shall have sole and absolute discretion to adjust the amount of, or eliminate entirely, the Incentive Award to one or more of the Participants based upon the Committee’s review of the objective performance goals for each Participant; provided, however, that for any Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall have discretion to reduce the amount of such Incentive Award or eliminate the Incentive Award entirely, but not to increase the amount of any Award.
(d) Any amounts a Participant has qualified to receive in respect of an Award as determined by the Committee (or, as applicable, its delegate) shall be paid to Participants no later than two and one-half months after the later of the end of the calendar year or the end of the Company’s tax year, in each case in which the applicable Performance Period ends (except to the extent the Participant has made a timely election to defer the payment of all or any portion of such Incentive Award under a Company-approved deferred compensation plan or arrangement). Payment shall be in cash or in shares of Company or Affiliate stock pursuant to a long term incentive compensation plan that has been approved by shareholders. Each Award shall be paid solely from the general assets of the Company and nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company has no obligation to fund, segregate or otherwise set aside amounts to be used to make payments under this Plan.
(e) Participation in the program ends when a Participant’s employment ends. Except as otherwise provided in Section 5(f) or in an Employment Agreement or as determined by the Committee, the Participant must be actively employed by the Company on the payment date in order to qualify for payment with respect to an Award.
(f)    If a Participant’s employment terminates during a Performance Period by reason of Retirement, Disability or death, the Participant shall be entitled to payment, at the same time as payment to other Award holders is made, of a prorated Award reflecting the portion of the Performance Period during which he or she was employed, based on actual results achieved for such Performance Period. For avoidance of doubt, if a Participant’s employment terminates after the end of a Performance Period by reason of Retirement, Disability or death, the Participant shall be entitled to payment, at the same time as payment to other Award holders is made, of the full Award based on actual results achieved for such Performance Period.
(g) With respect to any Award or portion of an Award that is not to an Executive Officer or not intended to qualify as “performance-based compensation” under Section 162(m), the Committee may determine an Incentive Award based on factors other than Performance Criteria.
SECTION 6. General Provisions.
(a) No portion of any Award under the Plan may be assigned or transferred prior to the payment thereof.
(b) All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld or to withholding and offset by the Company in respect of any other amounts due and owing the Company by a Participant, in accordance with procedures to be established by the Committee.
(c) The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, the payment of other forms of compensation to or in respect of such Participants.

ANNEX B - 4

(d) The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board or of the Committee or any officers of the Company shall be liable for any act or failure to act under the Plan.
(e) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.
(f) No member of the Committee or the Board shall participate in any action of the Committee or the Board involving that member.
(g) The Committee may cancel, withhold, defer or reduce the amount to be paid under any Award, and no Participant shall have any contractual right under the Plan to the Award of any amount hereunder, if the Committee determines to do so, in its absolute discretion, for any reason, including but not limited to a breach by a Participant of any agreement with or obligation to the Company.
(h) Notwithstanding any provision in the Plan to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company.
SECTION 7. Change in Control. Upon a Change in Control of the Company, the Board may, in its discretion, deem Performance Criteria to have been achieved at such level of performance as designated by the Committee with respect to any applicable Performance Criteria under any outstanding Award relating to the Performance Period in which the Change in Control occurs. Any such Award shall be paid within five business days following such Change in Control; provided, however, that any such Award shall be reduced by the amount of any comparable benefit to which the Participant would be entitled under applicable law upon termination of employment.
SECTION 8. Amendment and Termination of the Plan. The Board or the Committee may, at any time or from time to time, terminate, in whole or in part, or amend the Plan. In the event of such termination, in whole or in part, of the Plan, the Board or the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Board shall prescribe with respect to each such Participant, as permitted under Section 409A of the Code. To the extent required by applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval.
SECTION 9. Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award shall be determined in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
SECTION 10. Application of Section 162(m). The Plan is intended to be administered, interpreted and construed so that Incentive Award payments may qualify as “performance-based compensation” under Section 162(m).
SECTION 11. Duration of the Plan. The Plan shall remain in effect until terminated by the Board or the Committee.
SECTION 12. Application of Section 409A. Incentive Awards payable under the Plan are intended to qualify for exemption from or, in the alternative, comply with, Section 409A. The Plan shall be construed and interpreted in accordance with such intent. If any provision of the Plan needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A and any such modification shall attempt to maintain the same economic results as were intended under the Plan. The Company makes no guarantee that payments under the Plan will satisfy all applicable requirements for exemption from Section 409A. Payments made to a participant under the Plan in error shall be returned to the Company and do not create a legally binding right to such payments.
SECTION 13. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

ANNEX B - 5

COTY

COTY INC.
350 FIFTH AVENUE
NEW YORK, NY 10118

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/coty2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E13178-P81795 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COTY INC.

The Board of Directors recommends a vote FOR all proposals.

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lambertus J. H. Becht
02) Joachim Faber
03) Olivier Goudet
04) Peter Harf
05) Paul S. Michaels
06) Camillo Pane
07) Erhard Schoewel
08) Robert Singer

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and the Proxy Card are available at www.proxyvote.com.

E13179-P81795

COTY INC.
Annual Meeting of Stockholders
November 3, 2016 8:30 A.M., EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jules P. Kaufman and Lambertus J. H. Becht, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., EDT on November 3, 2016, at www.virtualshareholdermeeting.com/coty2016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1